Exhibit 2.1

PURCHASE AGREEMENT

by and among

PERRIGO COMPANY,

PADDOCK LABORATORIES, INC.,

PADDOCK PROPERTIES LIMITED PARTNERSHIP

and,

solely for purposes of Section 11.15,

THE PERSONS SET FORTH ON EXHIBIT A

Dated as of January 20, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of January 20, 2011 (this “Agreement”), is entered into by and among Perrigo Company, a Michigan corporation (“Purchaser”), Paddock Laboratories, Inc., a Minnesota corporation (the “Company”), Paddock Properties Limited Partnership, a Minnesota limited partnership (“Paddock Properties” and, with the Company, each a “Seller” and together the “Sellers”), and, solely for purposes of Section 11.15, each of the Persons set forth on Exhibit A (the “Guarantors”). Each Seller and Purchaser may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company is engaged in the business of developing, manufacturing, marketing and distributing generic pharmaceutical and over-the-counter products (the “Business”);

WHEREAS, the Company holds all of the issued and outstanding equity interests in CitrusPharma LLC, a Minnesota limited liability company (the “Subsidiary”);

WHEREAS, Paddock Properties owns the Real Estate (as defined herein); and

WHEREAS, the Sellers and the Subsidiary desire to sell, assign, transfer and deliver to Purchaser, and Purchaser desires to purchase, assume and accept from the Sellers and the Subsidiary, all right, title and interest in, to and under the Transferred Assets (as hereinafter defined), upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Law” means any Law that is designed to prohibit, restrict or regulate actions involving antitrust or competition or having the purpose or effect of monopolization or restraint of trade, including the Hart-Scott-Rodino Antitrust Improvements Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended, and the rules and regulations promulgated under each of the foregoing.

“Balance Sheet” has the meaning set forth in Section 4.10.

“Balance Sheet Date” has the meaning set forth in Section 4.10.

“Basket” has the meaning set forth in Section 8.4(a).

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks located in New York, New York and Minneapolis, Minnesota are authorized or required by law to close.

“Business Employees” mean those common law employees employed by the Company as of the Closing Date.

“Cap” has the meaning set forth in Section 8.4(b).

“Cash Equivalents” means the sum of cash, cash equivalents and liquid investments, plus all deposited but uncleared bank deposits and cash held by counterparties, and less all outstanding checks and cash posted by counterparties, in each case whether restricted or unrestricted.

“Cash Purchase Price” has the meaning set forth in Section 3.1.

“Cell Tower Lease Agreement” has the meaning set forth in Section 6.20(a).

“Cell Tower Site” has the meaning set forth in Section 6.20(a)

“Change of Control Agreements” means (i) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Mary Lou Freathy and the Company; (ii) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Angela Haas and the Company; (iii) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Ed Maloney and the Company; (iv) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Jim Schwier and the Company; (v) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Allan Slizewski and the Company; (vi) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Paul Stach and the Company; (vii) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Phil Thompson and the Company; (viii) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Lonny Wittnebel and the Company; (ix) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Bonnie Wojcik and the Company; and (x) that certain Change of Control Agreement, dated September 1, 2010, entered into by and between Lynn Dalhstrom and the Company.

“Change of Control Discretionary Bonuses” means the discretionary bonuses payable to each of Mary Lou Freathy, Ed Maloney, Jim Schwier, Allan Slizewski, Paul Stach, Lonny Wittnebel and Bonnie Wojcik pursuant to Section 3.3(b) of his or her respective Change of Control Agreement.

“Change of Control Retention Bonuses” means the retention bonuses payable to each of (i) Mary Lou Freathy, Ed Maloney, Jim Schwier, Allan Slizewski, Paul Stach, Lonny Wittnebel and Bonnie Wojcik pursuant to Section 3.3(a) of his or her respective Change of Control Agreement, and (ii) Angela Haas and Phil Thompson pursuant to Section 3.3 of his or her respective Change of Control Agreement.

“Claim” has the meaning set forth in Section 8.5(b).

“Claim Notice” has the meaning set forth in Section 8.5(b).

“Closing” has the meaning set forth in Section 3.5(a).

“Closing Date” has the meaning set forth in Section 3.5(a).

“Closing Date Debt Amount” has the meaning set forth in Section 3.3(a)(i).

“Closing Date Schedule of Adjustments” has the meaning set forth in Section 3.3(a)(i).

“Closing Date Working Capital” has the meaning set forth in Section 3.3(a)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” has the meaning set forth in Section 4.16(a).

“Company Leases” has the meaning set forth in Section 4.5.

“Company Pension Plan” has the meaning set forth in Section 4.16(b).

“Company Properties” has the meaning set forth in Section 4.5.

“Company’s 401(k) Plan” means the Paddock Laboratories, Inc. 401(k) Profit Sharing Plan.

“Competing Business” has the meaning set forth in Section 6.8(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 16, 2010, entered into by the Company and Purchaser.

“Consent” has the meaning set forth in Section 4.4(b).

“Continuing Employee” has the meaning set forth in Section 6.10(a).

“Contract” means any written or oral contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, commitment or other arrangement or agreement.

“Debt Amount” means all Indebtedness of the Company and the Subsidiary, and all Indebtedness of Paddock Properties relating to the Transferred Assets owned by it, in each case, outstanding as of the Closing Date, including, in each case, all principal, accrued but unpaid interest, premiums, prepayment penalties and costs and expenses associated therewith.

“Due Date” has the meaning set forth in Section 10.1.

“Employment Agreements” means (i) that certain Employment Agreement, dated August 24, 2010, entered into by and between Yogesh Dandiker and the Company, (ii) that certain Employment Agreement, dated July 23, 2010, entered into by and between Michael Graves and the Company, and (iii) that certain Offer Letter, dated June 24, 2010, entered into by and between Wendy Ward and the Company.

“Environmental Law” means any Law, Order or Contract with any Governmental Body relating to pollution, the protection of human health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging labeling, Release of or exposure to a Hazardous Material; provided, that the foregoing definition shall not be interpreted to include any matter regulated by the FDA or subject to Product Approvals.

“Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental Body under or in connection with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Escrow Agent” has the meaning set forth in Section 3.2(b)(ii).

“Escrow Agreement” has the meaning set forth in Section 3.2(b)(ii).

“Escrow Amount” has the meaning set forth in Section 3.2(b)(ii).

“Estimated Debt Amount” has the meaning set forth in Section 3.2(a).

“Estimated Schedules of Adjustments” has the meaning set forth in Section 3.2(a).

“Estimated Working Capital” has the meaning set forth in Section 3.2(a).

“Excluded Assets” means, collectively, the assets set forth in Schedule 1.1(a).

“Excluded Liabilities” means, collectively, the liabilities set forth in Schedule 1.1(b).

“Facility” means that certain manufacturing facility, located at Outlot A, Village Industrial Park, Hennepin County, Minnesota a/k/a 3940 Quebec Avenue North, New Hope, Minnesota.

“FDA” means the U.S. Food and Drug Administration or a successor thereto.

“Final Adjustment” has the meaning set forth in Section 3.3(b).

“Final Debt Amount” has the meaning set forth in Section 3.3(b).

“Final Working Capital” has the meaning set forth in Section 3.3(b).

“Financial Statements” has the meaning set forth in Section 4.10.

“FTC” means the U.S. Federal Trade Commission.

“Funds Flow Schedule” has the meaning set forth in Section 3.2(b).

“GAAP” means U.S. generally accepted accounting principles, consistently applied throughout the periods involved.

“Governmental Body” means any government or any governmental or regulatory body or administrative or self-regulatory authority or political subdivision or instrumentality thereof, whether federal, state, local or foreign, or any agency, bureau, board, commission, department, instrumentality or authority thereof, or any court, judicial body, arbitrator or tribunal (public or private).

“Guarantors” has the meaning set forth in the Preamble hereto.

“Hazardous Material” means any substance, material or waste (i) that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous” or “toxic” or words of similar meaning or effect, including petroleum, petroleum products, petroleum by-products, toxic mold, asbestos, polychlorinated biphenyls and radioactive materials; or (ii) for which liability can be imposed under Environmental Laws.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the Ordinary Course of Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities and (g) any guaranty of any obligation described in the foregoing clauses (a) through (f) on behalf of any other Person.

“Independent Accountant” has the meaning set forth in Section 3.3(a)(ii).

“Initial Payment” has the meaning set forth in Section 3.2(a).

“Intellectual Property” means any and all of the following as they exist in all jurisdictions throughout the world: (i) Patents (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, logos, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs, applications for registrations of copyrights, and copyrightable works and all rights associated therewith and the underlying works of authorship, (iv) all inventions, invention certificates, trade secrets, discoveries, processes, formulae, methods, schematics, drawings, blue prints, utility models, designs and design applications, technology, know-how, software, ideas and improvements, technical data, databases, mask works, customer lists, and other proprietary or confidential information and materials, (v) computer software programs, including all source code, object code and documentation relating thereto, and (vi) all rights in the foregoing.

“IRS” means the U.S. Internal Revenue Service or successor thereto.

“Key Employees” means Michael Graves, Lonny Wittnebel, Yogesh Dandiker and Jim Schwier.

“Knowledge of the Company” means the actual knowledge after reasonable inquiry of Bruce Paddock, Michael Graves, Lonny Wittnebel, Phil Thompson, Yogesh Dandiker and Jim Schwier.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral claim, action, complaint, hearing, petition, suit, mediation, litigation, investigation, examination, inspection or other proceeding, at law or in equity, in any case, by or before a Governmental Body.

“Liabilities” means any and all debts, liabilities, obligations, deficiencies, penalties, assessments, fines, claims, causes of action or other losses, fees, costs or expenses, whether accrued or fixed, absolute or contingent, matured or unmatured, due or to become due and whether arising under any Order, Contract or otherwise.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company by a third party.

“Lien” means any lien, claim, charge, right of way, pledge, security interest, option, right of first refusal or offer, easement, right of others, mortgage, deed of trust, hypothecation, conditional sale, servitude, transfer restriction under any Law, shareholder or similar Contract or similar encumbrance.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means any change, effect, circumstance or event that is materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and the Subsidiary, taken as a whole, or the ability of the Sellers to perform their obligations hereunder, except for any change, effect, circumstance or event that arises out of, results from or is attributable to (a) any change in conditions in the United States, foreign or global economy or capital or financial markets, including any change in interest or exchange rates; (b) any regulatory, political or economic condition generally affecting the generic pharmaceuticals industry; (c) changes in GAAP or the interpretation or enforcement thereof by a Governmental Body; (d) the execution and announcement of this Agreement, including any effect on customer, supplier, distributor, licensor, licensee, employee or similar relationships resulting therefrom; (e) any natural disaster, hostilities, act of terrorism or war (whether declared, pending or threatened) or the material escalation or material worsening of any such natural disaster, hostilities, acts of terrorism or war; or (f) the adoption, implementation, promulgation, repeal, modification or reinterpretation by any Governmental Body of any Order, government program, industry standard or applicable Law; except, in the case of each of (a), (b), (c), (e) and (f), for any such change, effect, circumstance or event that has a disproportionate effect on the Business, taken as a whole, compared to other participants in the businesses and industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Non-Assignable Asset” has the meaning set forth in Section 6.3(b).

“Non-Compete Agreement” means that certain non-competition agreement, substantially in the form of Exhibit B hereto, between Purchaser and Bruce G. Paddock.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day to day operations of the Business as conducted consistent with past practice prior to the date hereof.

“Outstanding Owed Amounts” has the meaning set forth in Section 3.4(b).

“Overlap Period” means any taxable period that begins before and ends after the Closing Date.

“Owned Intellectual Property” means all Intellectual Property owned, or purported by the Company to be owned, by the Company.

“Paddock Properties” has the meaning set forth in the preamble.

“Paddock Properties Purchase Price” has the meaning set forth in Section 3.1(b).

“Paragraph IV Legal Proceedings” has the meaning set forth in Section 4.7(a).

“Parties” has the meaning set forth in the preamble.

“Patents” means patents, patent applications (including provisional applications, non-provisional applications, utility and statutory invention registrations), including reissues, divisions, continuations, continuations-in-part, and reexaminations thereof, all inventions disclosed therein, all rights therein provided by international treaties and conventions, all applicable foreign counterpart patents and patent applications, all rights to obtain patents and registrations thereto, as well as any extensions, renewals, supplementary protection certificates or the like applicable to any and all of the foregoing.

“Permit” means any approval, authorization, consent, license, permit, registration, waiver or certificate granted or issued by or obtained from a Governmental Body.

“Permitted Exception” means (a) any Lien arising in the Ordinary Course of Business with respect to a Liability that is not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and only to the extent for which accruals or reserves under GAAP have been established and taken into account in the calculation of Final Working Capital; (b) any Lien for taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and only to the extent for which accruals or reserves under GAAP have been established and taken into account in the calculation of Final Working Capital; (c) title of a lessor under a capital or operating lease made available to Purchaser; (d) zoning, entitlement and other land use Laws by any Governmental Body; provided that such Laws have not been violated; (e) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring the Real Estate or in any title commitments, title reports or other title materials, in each case to the extent made available to Purchaser, including the Title Commitment, together with all exceptions to title insurance coverage that customarily or of necessity are not or cannot be removed or that Purchaser agrees in writing to accept; (f) matters that are the obligations of tenants, subtenants or other occupants of any portion of the Real Estate; (f) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other applicable social security Laws; (g) any Lien set forth on Schedule 1.1(c) that will be released at or prior to the Closing; (h) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, and statutory or common law Liens to secure claims for labor, materials or supplies, which Liens have arisen in the Ordinary Course of Business and are not yet delinquent or are being contested in good faith by appropriate proceedings and only to the extent for which accruals or reserves under GAAP have been established and taken into account in the calculation of Final Working Capital; and (i) the matters identified on Schedule 1.1(d); provided that, in the case of clauses (a) through (i), such encumbrances, individually or in the aggregate, do not impair, in any material respect, the conduct of the Business or the continued use of any asset or property of the Company or the Subsidiary as presently used.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, Governmental Body or other entity.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.

“Product Escrow Release” has the meaning set forth in Section 3.4.

“Products” has the meaning set forth in Section 4.14.

“Product Approvals” means all Permits (including approvals of NDAs and ANDAs, pricing and third party reimbursement approvals and labeling approvals) legally required for the development, testing (including the conducting of clinical trials), manufacturing, processing, distribution, importation, marketing, storage, labeling, packaging, promotion, sale, offer for sale or use of any Products.

“Proposal” has the meaning set forth in Section 6.11.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Benefit Plan” has the meaning set forth in Section 6.10(c).

“Purchaser Documents” has the meaning set forth in Section 5.2.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2.

“Real Estate” has the meaning set forth in Section 4.5(b).

“Real Estate Purchase Price” has the meaning set forth in Section 3.1(b).

“Registered Intellectual Property” means all (i) Patents, (ii) trademark, trade name and service mark registrations (including Internet domain name registrations) and applications therefor, and (iii) copyright registrations and applications.

“Regulatory Applications” means any and all applications and submissions by the Company for Product Approvals, and all supplements, amendments and revisions thereto, whether approved or not.

“Regulatory Authority” or “Regulatory Authorities” means any national, regional or local Governmental Body having jurisdiction over the approval of drugs and pharmaceutical products, including medical devices and price approvals, in any given jurisdiction, including the FDA.

“Regulatory Files” means all files of the Company or the Subsidiary with respect to (a) all adverse event reports and other material data, information and materials relating to adverse experiences and other safety issues with respect to the Products, (b) all material correspondence between the Company or the Subsidiary, on the one hand, and any Governmental Body, on the other hand, relating to the Products, including any safety reports or updates, complaint files and product quality reviews, all clinical or pre clinical data derived from clinical studies conducted or sponsored by, or on behalf of Company, and (c) all other material documents, reports, records and other data, information and materials relevant to compliance with the applicable Law relating to the Products and the Company’s and the Subsidiary’s activities concerning the development, testing (including conducting clinical trials), manufacture, processing, distribution, importation, marketing, storage, labeling, packaging, promotion, or sale of the Products.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Material.

“Remedial Action” means all actions to (a) clean up, remove, treat or in any other way address any Hazardous Material; (b) prevent the release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) correct a condition of noncompliance with Environmental Laws.

“Restricted Period” has the meaning set forth in Section 6.8(a).

“Retention and Severance Amounts” has the meaning set forth in Section 6.10(b).

“ROFR” has the meaning set forth in Section 6.20(b).

“SAR Agreements” means (i) the Stock Appreciation Rights Agreement, dated May 2007, entered into by and between Michael Graves and the Company and (ii) the Stock Appreciation Rights Agreement, dated August 24, 2010, entered into by and between Yogesh Dandiker and the Company.

“Seller Documents” has the meaning set forth in Section 4.2.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Sellers” has the meaning set forth in the preamble.

“Site” means the Company Properties and any other real properties currently or previously owned, leased, operated or occupied by: (i) the Company or the Subsidiary or (ii) any entities previously owned by the Company or the Subsidiary, including all soil, subsoil, surface waters and groundwater thereat.

“SSLP” has the meaning set forth in Section 6.20(a).

“STC V” has the meaning set forth in Section 6.20(a).

“Subsidiary” has the meaning set forth in the recitals.

“Survival Periods” has the meaning set forth in Section 8.1.

“Target Amount” means $39,800,000.

“Tax Benefit” has the meaning set forth in Section 10.4.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net or gross income, gross receipts, net proceeds, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, abandoned property, escheat, alternative, add-on minimum, windfall profits, premium, environmental, profits, workman’s compensation and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, whether disputed or not, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority or Governmental Body in connection with any item described in clause (i).

“Tax Package” has the meaning set forth in Section 10.1.

“Tax Return” means a report, return, declaration, election, agreement, claim for refund, or information return or statement, including any schedule or attachment thereto, and including any amendment thereof, in each case to the extent filed or required to be filed with a taxing authority with respect to Taxes.

“Tax Return Statement” has the meaning set forth in Section 10.1.

“Third Party Notice” has the meaning set forth in Section 8.5(a).

“Title Commitment” means that certain title commitment, dated as of September 27, 2010, issued by Chicago Title Insurance Company.

“Transferred Assets” means all assets, properties, contractual rights, intellectual property, goodwill, going concern value, rights and claims of the Company and the Subsidiary, other than the Excluded Assets, and all assets and properties of Paddock Properties used by the Company in the operation of the Business, including the Real Estate.

“Transferred Liabilities” means all obligations and liabilities associated with the ownership or operation of the Business or the Transferred Assets, whether existing or arising prior to, on or after the Closing, but expressly excluding (a) all obligations and liabilities relating to or arising out of the Excluded Assets and (b) the Excluded Liabilities.

“WARN Act” has the meaning set forth in Section 4.17.

“Working Capital” means (a) all current assets included in the Transferred Assets, net of all reserves and allowances applicable to such current assets, less (b) the current liabilities included in the Transferred Liabilities (but excluding the Transferred Liabilities set forth in Schedule 1.1(e)), in each case, determined in accordance with GAAP as of the Closing.

Section 1.2 Construction.

(a) For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (vii) any reference in this Agreement to $ or dollars shall mean U.S. dollars; and (viii) the words “made available to Purchaser” and words of similar import refer to documents (A) posted to the Intralinks, Inc. datasite by or on behalf of the Company and reflected on the datasite index, dated as of the date hereof, set forth in Schedule 1.2(a) or (B) delivered in person or electronically to Purchaser and/or its representatives and advisors.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(c) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

SALE AND PURCHASE OF TRANSFERRED ASSETS;

ASSUMPTION OF TRANSFERRED LIABILITIES

Section 2.1 Sale and Purchase of Transferred Assets; Assumption of Transferred Liabilities. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date (a) the Company shall, and shall cause the Subsidiary to, sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, assume and accept from the Company and the Subsidiary, free and clear of all Liens, other than Permitted Exceptions, all right, title and interest in, to and under the Transferred Assets owned by the Company and the Subsidiary, and (b) Paddock Properties shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, assume and accept from Paddock Properties, free and clear of all Liens, other than Permitted Exceptions, all right, title and interest in, to and under the Transferred Assets owned by Paddock Properties. Subject to Article VIII, at the Closing Purchaser shall assume and discharge when due all Transferred Liabilities.

ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

Section 3.1 Purchase Price; Allocation.

(a) The aggregate purchase price payable by Purchaser for the Transferred Assets is $540,000,000 (the “Cash Purchase Price”), as adjusted pursuant to Section 3.2(a) and Section 3.3. The Cash Purchase Price, following all adjustments required hereunder is referred to as the “Purchase Price.” The Purchase Price shall be payable in accordance with Section 3.2.

(b) Promptly following the date hereof, Purchaser and Paddock Properties shall use their respective commercially reasonable efforts to agree on the fair market value of the Real Estate and the aggregate fair market value of the other Transferred Assets owned by Paddock Properties. If Purchaser and Paddock Properties cannot promptly agree on such values, then Paddock Properties shall engage a mutually agreeable independent appraiser to determine such values, which engagement shall be made sufficiently in advance of the Closing Date so as to enable the appraiser to deliver such values no later than the Closing Date. The costs of the appraiser shall be shared equally by Paddock Properties, on the one hand, and Purchaser, on the other hand. The Parties hereby agree that the portion of the Cash Purchase Price allocated to the Real Estate shall be referred to herein as the “Real Estate Purchase Price” and the Real Estate Purchase Price, together with the portion of the Cash Purchase Price allocated to the other Transferred Assets owned by Paddock Properties, shall be referred to herein as the “Paddock Properties Purchase Price”.

Section 3.2 Payment of Cash Purchase Price.

(a) Pre-Closing Purchase Price Adjustment. Not later than five Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a schedule (the “Estimated Schedule of Adjustments)” setting forth in reasonable detail (and together with reasonable supporting documentation) the Company’s good faith estimate of: (A) the Working Capital (the “Estimated Working Capital”) and the difference between the Estimated Working Capital and the Target Amount; and (B) the Debt Amount (the “Estimated Debt Amount”). The Estimated Schedule of Adjustments and the Estimated Working Capital shall be prepared and calculated in accordance with GAAP. To the extent that the Estimated Working Capital is less than the Target Amount, the Cash Purchase Price shall be decreased by the amount of such deficiency, and to the extent that the Estimated Working Capital is greater than the Target Amount, the Cash Purchase Price shall be increased by the amount of such excess. The Cash Purchase Price plus or minus the adjustment contemplated in this Section 3.2(a), as the case may be, is referred to as the “Initial Payment”.

(b) Payment of Initial Payment. On the Closing Date, Purchaser shall pay the Initial Payment, in immediately available funds and in accordance with a flow of funds schedule to be prepared and delivered by the Company to Purchaser not later than five Business Days prior to the Closing Date (the “Funds Flow Schedule”), as follows:

(i) Payment of Estimated Debt Amount. To the extent not paid by the Company prior to the Closing, Purchaser shall pay, on behalf of the Sellers and as a deduction from the Initial Payment, the Estimated Debt Amount in accordance with the instructions set forth in the Funds Flow Schedule.

(ii) Payment of the Escrow Amount. Purchaser shall pay (or cause to be paid) to JPMorgan Chase Bank (the “Escrow Agent”), in accordance with and subject to the terms and conditions of an Escrow Agreement substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”), the amount of $54 million (the “Escrow Amount”). The Escrow Amount shall be held in escrow in accordance with the terms of the Escrow Agreement to satisfy the obligations, if any, of the Sellers under Section 3.3 and Article VIII, and shall be released in accordance with the terms of the Escrow Agreement.

(iii) Payment to the Sellers. After the payments contemplated by Sections 3.2(b)(i) and 3.2(b)(ii) are made, Purchaser shall pay (A) the Paddock Properties Purchase Price, plus Purchaser’s portion of the costs of any appraiser engaged pursuant to Section 3.1(b), to Paddock Properties and (B) the remainder of the Initial Payment to the Company.

Section 3.3 Post-Closing Purchase Price Adjustment.

(a) Calculation of Adjustment.

(i) Not later than 90 days after the Closing Date, Purchaser will prepare, or cause to be prepared, and deliver to the Company a schedule (the “Closing Date Schedule of Adjustments”) setting forth in reasonable detail (and together with reasonable supporting documentation) Purchaser’s computation of: (A) the Working Capital (the “Closing Date Working Capital”); (B) the Debt Amount (the “Closing Date Debt Amount”); and (C) (1) the difference between the Closing Date Working Capital and the Estimated Working Capital, and (2) the difference between the Closing Date Debt Amount and the Estimated Debt Amount. The Company shall have a period of 30 days after receipt of the Closing Date Schedule of Adjustments to deliver to Purchaser any objections that the Company may have to any of the matters set forth therein, which objections shall be set forth in writing and in reasonable detail and include the Company’s calculations of the relevant amounts. During such 30-day period, Purchaser shall grant to the Company and its agents and representatives reasonable access, during normal business hours and upon reasonable notice, in such a manner as to not materially interfere with normal operation of Purchaser’s business, to the books, records and other documents (including work papers) pertaining to or used in connection with the preparation of the Closing Date Schedule of Adjustments. If the Company does not deliver any written objections to Purchaser within such 30-day period, the Company shall be deemed to have accepted the Closing Date Schedule of Adjustments and Purchaser’s calculations of the Closing Date Working Capital and Closing Date Debt Amount, and the Company shall have irrevocably waived any right to object thereto. If the Company does timely deliver such written objections, Purchaser and the Company shall, for a period of 30 days thereafter, attempt to resolve such objections in good faith.

(ii) If the Company and Purchaser do not resolve all such objections to the Closing Date Schedule of Adjustments within such 30-day period, then any remaining disputes shall be submitted not later than five Business Days after the expiration of the 30-day period to KPMG LLP (the “Independent Accountant”). The Independent Accountant shall be instructed to deliver a decision solely with respect to the items to which the Company has objected, and any other matters referred to it for determination, within ten Business Days after the submission of such matters to the Independent Accountant. The Independent Accountant shall be instructed that its decision shall be in writing and shall include (x) a statement describing in reasonable detail the decision of the Independent Accountant with respect to each item in dispute and (y) a computation of the Working Capital and/or the Debt Amount, as applicable. The Independent Accountant shall consider only those items and amounts that are identified by Purchaser and the Company as items and amounts upon which the Parties are unable to agree. The decision of the Independent Accountant shall be final and binding and conclusive upon Purchaser and the Company for all purposes under this Agreement (absent fraud or manifest error by the Independent Accountant); provided, however, that (1) the determination of the Independent Accountant of the Working Capital shall not be higher than the amount determined by the Company or lower than the amount determined by Purchaser, and (2) the determination of the Independent Accountant of the Debt Amount shall not be higher than the amount determined by Purchaser or lower than the amount determined by the Company. The fees and expenses of the Independent Accountant shall be shared equally by Purchaser and the Company.

(b) Payment of Adjustment. The Working Capital and the Debt Amount, each as finally determined in accordance with Section 3.3(a), based on (i) Purchaser’s computations (if not disputed by the Company), (ii) the agreement of the Company and Purchaser or (iii) the determination of the Independent Accountant, as the case may be, are referred to herein as the “Final Working Capital” and “Final Debt Amount”, respectively. Not later than five Business Days after the Final Working Capital and Final Debt Amount are finally determined:

(i) (A) if the Final Working Capital is greater than the Estimated Working Capital, then Purchaser shall pay to the Company the amount of such excess or (B) if the Final Working Capital is less than the Estimated Working Capital, then, at Purchaser’s option, the Company shall promptly pay, or the Company and Purchaser shall cause the Escrow Agent to promptly pay, to Purchaser the amount of such deficiency; and

(ii) (A) if the Final Debt Amount is less than the Estimated Debt Amount, then Purchaser shall pay to the Company the amount of such deficiency, or (B) if the Final Debt Amount is greater than the Estimated Debt Amount, then, at Purchaser’s option, the Company shall promptly pay, or the Company and Purchaser shall cause the Escrow Agent to promptly pay, to Purchaser the amount of such excess.

All payments to be made pursuant to this Section 3.3(b) shall be made by wire transfer of immediately available funds, to accounts provided in writing by the applicable payee at least three Business Days before payment is to be made, no later than five Business Days after the final determination of the amounts required to be paid hereunder. Each Party shall be entitled to set off all amounts owed by it under this Section 3.3(b) against all amounts owed to it under this Section 3.3(b), such that only the net amount shall be payable by Purchaser to the Company or by the Company (out of the Escrow Amount) to Purchaser, as the case may be.

Section 3.4 Product Adjustment.

(a) In the event that Purchaser, in its reasonable business judgment, determines at any time during the 12-month period immediately following the Closing that it is not in the best interest of Purchaser to commercially sell Liothyronine tablets due to quality-related or regulatory-related reasons, and thereafter Purchaser does not sell Liothyronine tablets for any consecutive three-month period (which three-month period must commence prior to the expiration of such 12-month period), Purchaser shall be entitled, in accordance with the Escrow Agreement, to instruct the Escrow Agent (with a copy of such instruction to the Company) to release from escrow to Purchaser an amount equal to $15,000,000 (a “Product Escrow Release”).

(b) If at any time during the six-month period following a Product Escrow Release, Purchaser resumes commercially selling Liothyronine tablets, Purchaser shall refund the full amount of the Product Escrow Release as follows: (i) if such refund is being made by Purchaser prior to the Termination Date (as such term is defined in the Escrow Agreement), Purchaser will refund the full amount of the Product Escrow Release to the Escrow Agent to be added to the Escrow Fund (as such term is defined in the Escrow Agreement); (ii) if such refund is being made after the Termination Date but before the date on which all amounts have been released from Escrow by the Escrow Agent pursuant to Section 4(f) of the Escrow Agreement and (A) the amount remaining in the Escrow Account is less than the aggregate Owed Amounts (as such term is defined in the Escrow Agreement) outstanding under non-cancelled Claim Certificates (as such term is defined in the Escrow Agreement) (the “Outstanding Owed Amounts”), Purchaser shall refund (I) an amount equal to the difference between the amount remaining in the Escrow Account at such time and the Outstanding Owed Amounts to the Escrow Agent to be added to the Escrow Amount and (II) the remainder of the Product Escrow Release amount to the Company or (B) the amount remaining in the Escrow Account is equal to or greater than the Outstanding Owed Amounts, Purchaser shall refund the full amount of the Product Escrow Release to the Company; and (iii) if such refund is being made by Purchaser after the date on which all amounts have been released from escrow by the Escrow Agent pursuant to Section 4(f) of the Escrow Agreement, Purchaser shall refund the full amount of the Product Escrow Release to the Company.

(c) If Purchaser is not selling Liothyronine tablets at the end of the six-month period following a Product Escrow Release, then, promptly after the end of such period, Purchaser will either (i) refund the full amount of the Product Escrow Release in accordance with the refund mechanics set forth in the immediately preceding sentence or (ii) assign and transfer to the Company all of Purchaser’s right, title and interest in and to the Liothyronine tablets, including all intellectual property, Product Approvals and that certain Supply and Distribution Agreement between the Company and Metrics, Inc., dated August 17, 2009 for Liothyronine tablets (and the Company shall assume all of the obligations of Purchaser under that certain Development Agreement between the Company and Metrics, Inc., dated July 29, 2005 that are related to Liothyronine tablets); provided that Purchaser and the Company shall cooperate to obtain all third party consents required to assign such assets. Purchaser acknowledges that the Product Escrow Release constitutes adequate consideration in respect of the assignments contemplated in the immediately preceding sentence.

(d) Following a Product Escrow Release and until Purchaser either refunds the Product Escrow Release amount to the Escrow Agent or the Company or assigns all right, title and interest in and to the Liothyronine tablets to the Company, in each case as contemplated herein, Purchaser shall, within four Business Days after receipt by Purchaser’s General Counsel or the head of Purchaser’s Quality and Compliance Group, deliver to the Company copies of all written notices, correspondence or other communications received by it from a Regulatory Authority or other Governmental Body regarding Liothyronine tablets (including any such notices, correspondence or communications received by it prior to the Product Escrow Release).

Section 3.5 Closing; Closing Deliverables.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York, at 10:00 a.m., New York City time, on the date that is not later than three Business Days following the satisfaction or waiver of all the conditions to Closing set forth in Article VII (other than those conditions that can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other date, time and/or place as shall be agreed upon by the Company and Purchaser (the actual date and time being herein called the “Closing Date”). At the Closing, Purchaser shall pay the Purchase Price in accordance with Section 3.2 and the Sellers shall, in consideration of such payments by Purchaser, cause the transfer to, and vesting in, Purchaser of the beneficial, record, legal and valid title to the Transferred Assets, free and clear of all Liens other than applicable Permitted Exceptions. The Closing shall be deemed to be effective as of 11:59 p.m. New York City Time on the Closing Date.

(b) Documents to be Delivered by the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Purchaser the following:

(i) an instrument of assignment and bill of sale, in form and substance reasonably acceptable to Purchaser, with respect to the Transferred Assets;

(ii) a limited warranty deed for the Real Estate, in statutory form, duly executed by Paddock Properties, and all affidavits or other documentation reasonably required by Purchaser and Purchaser’s title company to consummate the transfer of fee simple and valid title to the Real Estate to Purchaser in accordance with this Agreement;

(iii) an intellectual property assignment agreement, in form and substance reasonably acceptable to Purchaser, with respect to transferred Intellectual Property;

(iv) affidavits of non-foreign status that comply with Section 1445 of the Code and IRS Forms W-9, in each case, duly executed by each Seller;

(v) certificates (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed on behalf of the Company certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c), as applicable;

(vi) copies of all consents, approvals and notices listed on Schedule 3.5(b)(vi), in each case, in form and substance reasonably satisfactory to Purchaser;

(vii) payoff letters reflecting the final amount due as of the Closing Date for each item of Indebtedness comprising the Debt Amount, and copies of Lien releases in respect thereof;

(viii) evidence of the transfer of sponsorship of the Company’s 401(k) Plan to Purchaser;

(ix) a counterpart to the Escrow Agreement, duly executed by the Company;

(x) a counterpart to the Non-Compete Agreement, duly executed by Bruce G. Paddock; and

(xi) subject to Section 6.20, either (A) a recorded copy of the easement granted by Paddock Properties in favor of STC V or (B) a counterpart of the Easement entered into by Purchaser in favor of Paddock Properties.

(c) Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Company the following:

(i) federal reserve reference numbers evidencing the payments referred to in Section 3.2(b);

(ii) an instrument of assumption, in form and substance reasonably acceptable to the Company, with respect to the Transferred Liabilities;

(iii) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Company) executed on behalf of Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

(iv) a counterpart to the Escrow Agreement, duly executed by Purchaser;

(v) a counterpart to the Non-Compete Agreement, duly executed by Purchaser; and

(vi) subject to Section 6.20, a counterpart of the Easement entered into by Purchaser in favor of Paddock Properties, if applicable.

Section 3.6 Purchase Price Allocation; Withholding.

(a) Purchase Price Allocation. The Sellers and Purchaser agree to allocate the Purchase Price in accordance with Section 1060 of the Code. The Sellers shall prepare and provide to Purchaser a draft allocation of the Purchase Price among the Transferred Assets within 60 days after the Closing Date. Purchaser shall notify the Sellers within 30 Business Days of receipt of such draft allocation of any objection Purchaser may have thereto. If Purchaser objects to the computations or allocation by the Sellers of such amounts, and Purchaser and the Sellers do not reach agreement on the computation or allocation within 30 days after notification by Purchaser of its objection, the Sellers and Purchaser shall submit the issue to arbitration by the Independent Accountant for resolution of the disagreement within ten days. The fees and expenses of the Independent Accountant shall be shared equally by Purchaser, on the one hand, and the Sellers, on the other hand. In addition, the Sellers and Purchaser hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 3.6(a) in connection with the preparation of Internal Revenue Service Form 8594, as such form relates to the transactions contemplated by this Agreement. Neither of the Sellers nor Purchaser shall file any Tax Return or other document or otherwise take any position that is inconsistent with the allocation determined pursuant to this Section 3.6(a), except as the same may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

(b) Withholding. Purchaser will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it determines may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, or with respect to any estimated Tax or withholding required to be made by the Company or the Subsidiary with respect to any Seller; provided that Purchaser shall not withhold with respect to the payment of any portion of the Purchase Price with respect to a Seller if such Seller provides a duly executed affidavit of non-foreign status that complies with Section 1445 of the Code and an IRS Form W-9 claiming a complete exemption from backup withholding; provided, further that, prior to making such withholding (other than withholding on account of the failure by a Seller to provide an affidavit of non-foreign status that complies with Section 1445 of the Code or an IRS Form W-9, in each case, as required above), Purchaser shall notify the Sellers thereof and shall reasonably cooperate with the Sellers in connection with any objection the Sellers may have in respect of such determination by Purchaser. In the event that any amount is so deducted and withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amounts were withheld was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules of the Company attached hereto and delivered to Purchaser concurrently herewith, the Company and Paddock Properties (with respect to Sections 4.1, 4.2, 4.4, 4.5(b), 4.12, 4.20 and 4.25 only) hereby represent and warrant to Purchaser as follows:

Section 4.1 Organization and Good Standing. Each Seller is duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate or limited partnership, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign company, and is in good standing, under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing does not, individually or in the aggregate, have a Material Adverse Effect. A complete and correct list of the jurisdictions in which the Company is so qualified or licensed is set forth in Schedule 4.1.

Section 4.2 Authorization of Agreement. Each Seller has all requisite corporate or limited partnership, as applicable, power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and each Seller Document to which it is party have been duly authorized by all necessary corporate or limited partnership, as applicable, action on behalf of such Seller. This Agreement has been, and each Seller Document will be at or prior to the Closing, duly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other Parties) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3 Subsidiary. The Company owns all of the outstanding equity interests in the Subsidiary. Other than the Subsidiary and other than securities held in brokerage accounts for investment purposes, the Company does not own, directly or indirectly, any securities of, or other equity interests in, any Person. The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite limited liability company power and authority to own its properties and to carry on its business as now conducted. A complete and correct listing of the jurisdictions in which the Subsidiary is so qualified or licensed is set forth in Schedule 4.3. The Subsidiary has no assets or Liabilities other than the Permits sets forth on Schedule 4.3, is not a party to any Contract, does not have any operations or conduct any business and does not employ any individual.

Section 4.4 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.4(a), neither the execution and delivery by either Seller of this Agreement nor the consummation of the transactions contemplated hereby will materially conflict with, or result in any material violation of or material default (with or without notice or lapse of time, or both) or payment of any material amount under, or result in the acceleration of, require any consent, approval or notice under, create in any party the right to accelerate, terminate, modify or cancel, or result in the creation of any material Lien under (i) a Seller’s or the Subsidiary’s organizational documents; (ii) any Material Contract or Permit to which the Company or the Subsidiary is a party or by which any of their respective assets or properties are bound or any material Contract or Permit to which Paddock Properties is a party or by which any of its assets or properties are bound; (iii) any Order applicable to such Seller or the Subsidiary or any of the properties or assets of such Seller or the Subsidiary; or (iv) any applicable Law.

(b) No Permit or Order of, or declaration or filing with, or notification (each, a “Consent”) to any Governmental Body is required on the part of either Seller or the Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection with the Antitrust Laws and (ii) as set forth on Schedule 4.4(b).

Section 4.5 Real Property.

(a) Neither the Company nor the Subsidiary owns in fee any real property. The Subsidiary does not lease any interest in real property. Schedule 4.5(a) sets forth a true and complete list of all real property interests directly or indirectly leased by the Company from any third party pursuant to a lease, sublease, use and occupancy or other similar arrangement under which the Company is a lessee, (collectively, the “Company Leases” and the leased premises specified in such leases, together with the Real Estate, being referred to herein collectively as the “Company Properties”), including the address and lessee of such Company Leases. Correct and complete copies of all Company Leases have been made available to Purchaser. The Company Properties constitute all of the material interests in real property currently used or currently held for use in connection with the Business and that are necessary for the continued operation of the Business as currently conducted. With respect to each of the Company Leases, the Company has a legal, binding, valid and enforceable leasehold interest in, and enjoys quiet and undisturbed possession of, the leased premises specified in such Company Leases on the terms set forth therein. The Company is not in material breach of or material default under the terms of any Company Lease and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a material breach or material default or permit termination under such Company Lease. To the Knowledge of the Company, no security deposit under any Company Lease has been used. All of the Company Properties are in good operating usable condition and repair in all material respects, subject to normal wear and tear, and are free from material defects and suitable for their respective intended purposes.

(b) Schedule 4.5(b) sets forth a correct and complete list of all real property owned in fee by Paddock Properties being transferred to Purchaser pursuant to this Agreement, together with all buildings, structures and facilities thereon (collectively, the “Real Estate”), including the address and legal description of such Real Estate. As of the Closing, Paddock Properties will have fee simple and valid title to the Real Estate, free and clear of all Liens, other than Permitted Exceptions. Except as set forth in Schedule 4.5(b), Paddock Properties has not granted any purchase option or right of first refusal with respect to a sale of any of the Real Estate. Paddock Properties has the power and authority to sell, transfer, assign and deliver the Real Estate as provided in this Agreement, and such delivery will convey to Purchaser valid fee simple title to the Real Estate, free and clear of any and all Liens other than Permitted Exceptions. To the Knowledge of the Company, there are no condemnation proceedings pending or threatened that would result in the taking of the Real Estate.

Section 4.6 Intellectual Property.

(a) Schedule 4.6(a) sets forth a complete and correct list of all Registered Intellectual Property of the Company and the Subsidiary, and the jurisdiction, owner and, where applicable, the registration or application number of each application and registration. The foregoing applications and registrations are, to the Knowledge of the Company, valid and in full force and effect and subsisting, and all registration, maintenance and renewal fees applicable to the Registered Intellectual Property that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Body or other authorities in the applicable jurisdictions for the purposes of maintaining such items. The Company has good and valid title to the Registered Intellectual Property, free and clear of all Liens, other than Permitted Exceptions.

(b) Except for sales to its customers and licenses and sublicenses granted to its suppliers, manufacturers, distributors, collaborators, and development partners made in the Ordinary Course of Business, and except as set forth in Schedule 4.6(b), the Company and the Subsidiary do not license or sublicense, nor is either of them a party to any other Contract authorizing a third party to use, practice any rights under or grant sublicenses with respect to, any Owned Intellectual Property or Licensed Intellectual Property.

(c) Except as set forth in Schedule 4.6(c):

(i) since January 1, 2008, there has been no Legal Proceeding alleging that any aspect of the conduct of the Business infringes or misappropriates any Intellectual Property of any third party pending or, to the Knowledge of the Company, threatened (A) against the Company or the Subsidiary or (B) with respect to which the Company or the Subsidiary has a financial interest in the outcome of such claim; and

(ii) (A) the Company has not received any written claim or written demand since January 1, 2008 that challenges the legality, validity, enforceability, or ownership of any Owned Intellectual Property; and (B) to the Knowledge of the Company, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Owned Intellectual Property, and there is, and since January 1, 2008 there has been, no claim of any such infringement, misappropriation, or other conflict pending or, to the Knowledge of the Company, threatened against any Person by the Company or the Subsidiary.

(d) The Company takes reasonable measures to protect and maintain the confidentiality of the Owned Intellectual Property.

Section 4.7 Litigation; Product Liability.

(a) Except as set forth on Schedule 4.7(a), there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiary or any of their properties or assets (or, to the Knowledge of the Company, any of their respective current or former officers, managers, directors or employees in their capacities as such), (i) that involves a claim for more than $100,000, (ii) that seeks any material injunctive relief, or (iii) with respect to which either the Company or the Subsidiary has or is reasonably likely to have an indemnification obligation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened that is reasonably likely to prohibit, restrain or delay the ability of the Sellers to consummate the transactions contemplated hereby. There are no Orders outstanding against the Company or the Subsidiary or any of their properties or assets. Schedule 4.7(a) sets forth the paragraph IV Legal Proceedings that are pending against the Company or the Subsidiary as of date hereof, which Schedule shall be updated as of the Closing Date (the “Paragraph IV Legal Proceedings”).

(b) To the Knowledge of the Company, since January 1, 2008, there has not been any Legal Proceeding pending or threatened against the Company arising out of any personal injury and/or death proximately caused by the use of the Products.

Section 4.8 Compliance with Laws; Permits.

(a) The Company and the Subsidiary are each in compliance in all material respects with all Laws applicable to them, their respective properties and assets and the conduct of the Business.

(b) Schedule 4.8(b) sets forth a complete and correct list of all Permits, excluding Environmental Permits, held by the Company or the Subsidiary, which constitute all material Permits, other than Environmental Permits, that are required under all applicable Laws to own or lease and operate the properties and assets that each purports to own or lease and operate, to manufacture or market the Products and to conduct the Business as currently conducted. All Permits listed in Schedule 4.8(b) are valid and in full force and effect and neither the Company nor the Subsidiary is in material default under or in material violation of (and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time or both, would constitute a material default under or material violation of) any Permit listed in Schedule 4.8(b). There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or the Subsidiary that, if determined adversely to the Company, would result in the revocation, cancellation, suspension or any other adverse modification of any Permit listed in Schedule 4.8(b).

(c) Except as set forth on Schedule 4.8(c), during the last three years the Company has not received, nor has it been subject to, any Form 483s, FDA warning letters, adverse inspection, compelled or voluntary recall, market withdrawal or replacement, post-sale warning, investigation, penalty for corrective or remedial action or corrective action plan, in each case relating to the Products or the Facility or any other facility in which the Products were manufactured or stored, by any Regulatory Authority. For each Product, the Company has made available to Purchaser a complete and correct Regulatory File and such Regulatory Files contain complete and correct copies of all adverse event reports relating to the Products for the period and to the extent that such adverse event reports are required by Law to be maintained.

(d) Except as set forth on Schedule 4.8(d), during the last three years the Company has been in compliance in all material respects with current good manufacturing practices as regulated or required by the Regulatory Authorities.

(e) During the last three years, except as set forth in the Regulatory Files made available to Purchaser or on Schedule 4.8(e), neither the Company nor the Subsidiary has received or been subject to any untitled letters or, to the Knowledge of the Company, oral communication or correspondence, in each case from the FDA (i) alleging that the Products, the Facility or the other facilities in which the Products are manufactured or stored are not or were not in compliance with all applicable Laws, clearances, Permits, exemptions, guidance or guidelines, or (ii) alleging that the Products, the Facility or the other facilities in which the Products are manufactured or stored are or were the subject of any pending, threatened or anticipated Legal Proceedings by a Regulatory Authority.

(f) Except as set forth on Schedule 4.8(f): (i) the Product Approvals are in full force and effect; (ii) there is no Legal Proceeding by any Governmental Body pending or, to the Knowledge of the Company, threatened seeking the recall of the Products or the revocation or suspension of any of the Product Approvals and (iii) the Company has not received written notice of any loss of or refusal to renew any Product Approval held by the Company or the Subsidiary. The Company has made available to Purchaser complete and correct copies of all the Product Approvals and Regulatory Applications.

(g) Neither the Company, nor, to the Knowledge of the Company, any employee or agent of the Company has made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Body with respect to any Product or failed to disclose a material fact required to be disclosed to any Governmental Body.

(h) None of the Company, the Subsidiary or any of their current employees, or former employees during the time of their employment with the Company, has been debarred or received written notice of action or, to the Knowledge of the Company, threat of any Legal Proceeding with respect to debarment under the provisions of 21 U.S.C. § 335a, any other federal Law or any equivalent provision in any applicable jurisdiction.

Section 4.9 Environmental Matters. Except as set forth on Schedule 4.9, the Company and the Subsidiary are and have been in compliance in all material respects with all Environmental Laws and Environmental Permits and, to the Knowledge of the Company, have no material Liability under any Environmental Law, other than obligations to comply with Environmental Laws currently in effect and Environmental Permits in the ordinary course of business. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, the Subsidiary or any of the Company Properties relating to or arising under Environmental Laws or Environmental Permits, except the processing of notices or applications for renewal or amendment of Permits required by this Agreement in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 4.9, neither the Company nor the Subsidiary has received any written notice of any actual or potential material Liability or material violation relating to or arising under any applicable Environmental Laws. Schedule 4.9 sets forth a complete and correct list of all Environmental Permits held by the Company. Except as set forth in Schedule 4.9, each of the Company and the Subsidiary has obtained and holds all required Environmental Permits, and each such Environmental Permit is valid and in full force and effect. Except as disclosed in Schedule 4.9, no Releases of Hazardous Materials have occurred, no Hazardous Materials are present and, to the Knowledge of the Company, no Person has been exposed to Hazardous Materials in each case in, on, about or migrating to or from any Site, that in any such case, if such Release, presence or exposure were known, could reasonably be expected to result in a material Liability. Except as disclosed in Schedule 4.9, to the Knowledge of the Company, neither the Company nor any Subsidiary, any predecessors of the Company or the Subsidiary or any entity previously owned by the Company or the Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location that has resulted or could result in a material Liability to the Company or the Subsidiary. Except as disclosed in Schedule 4.9, the Transferred Assets do not include any (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos containing material at the Company Properties. There are no Phase I or Phase II environmental, health and safety assessments, environmental, health and safety investigations, environmental, health and safety studies, environmental, health and safety audits, environmental, health and safety tests or other environmental, health and safety analyses conducted by or on behalf of the Company or the Subsidiary (or any advisors or representatives thereof) that are currently in the possession of the Company or the Subsidiary (or to the Knowledge of the Company any advisors or representatives thereof) with respect to any of the Company Properties or the Business that have not been made available to Purchaser. Except as set forth on Schedule 4.9, neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will require any notification to or consent of any Governmental Body or the undertaking of any investigations or remedial actions pursuant to Environmental Laws. Except as set forth in Schedule 4.9, neither the Company nor the Subsidiary has expressly assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability arising under or relating to Environmental Laws, except pursuant to ordinary course commercial agreements that provide for indemnities for such matters and except for those Contracts listed on Schedule 4.15. This Section 4.9 and Sections 4.4, 4.10, 4.11, 4.15, 4.18, 4.22 and 4.24 represent the sole and exclusive representations and warranties of the Company in this Agreement regarding Environmental Laws and Environmental Permits.

Section 4.10 Financial Statements.

(a) The Company has made available to Purchaser correct and complete copies of the audited consolidated balance sheets of the Company and the Subsidiary as at September 30, 2010, March 31, 2010, September 30, 2009 and September 30, 2008 and the related audited consolidated statements of income and cash flows of the Company and the Subsidiary for the periods then ended (such audited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For purposes of this Agreement, the audited balance sheet of the Company as at September 30, 2010 is referred to as the “Balance Sheet” and September 30, 2010 is referred to as the “Balance Sheet Date”.

(b) Neither the Company nor the Subsidiary has any liability of a nature that would be required to be reflected or reserved against on, or disclosed in the notes to, a balance sheet of the Business prepared in accordance with GAAP, except for (i) liabilities reflected in or reserved against in the Balance Sheet or disclosed in the notes thereto; (ii) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date; (iii) liabilities to the extent taken into account in the calculation of Final Working Capital; and (iv) liabilities set forth on Schedule 4.10(b). For purposes of this Section 4.10(b), “liabilities” means any and all debts, liabilities, obligations, deficiencies, penalties, assessments, fines, claims, causes of action or other losses, fees, costs or expenses, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, due or to become due and whether arising under any Order, Contract or otherwise.

(c) Except as set forth on Schedule 4.10(c), (i) neither the Company nor the Subsidiary has any Indebtedness and (ii) Paddock Properties does not have any Indebtedness in respect of those Transferred Assets being sold by it hereunder.

Section 4.11 Absence of Certain Changes or Events. Except as set forth on Schedule 4.11 and except as required or specifically contemplated by this Agreement, from the Balance Sheet Date through the date of this Agreement, (a) the Company has conducted the Business in all material respects in the Ordinary Course of Business, (b) there has not occurred a change, effect, circumstance or event that, individually or in the aggregate, has caused a Material Adverse Effect and (c) neither the Company nor the Subsidiary has taken or failed to take any action that, if taken or failed to be taken after the date of this Agreement, would constitute a breach of Section 6.2.

Section 4.12 Taxes.

(a) The Company, Paddock Properties and the Subsidiary have timely filed all material federal, state and foreign Tax Returns required to be filed by them and each such Tax Return correctly and completely reflects material liabilities for Taxes and all other information required to be reported thereon. All material Taxes owed by the Company, Paddock Properties and the Subsidiary (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Company, Paddock Properties and the Subsidiary have adequately provided for, in their books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable or being contested in good faith).

(b) Except as set forth in Schedule 4.12(b), there is no audit currently pending or, to the Knowledge of the Company, threatened against, or with respect to, the Company, Paddock Properties or the Subsidiary in respect of any Taxes. Neither the Company nor the Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or the Subsidiary made (or had made on their behalf) any requests for such extensions. Except as set forth on Schedule 4.12(b), no claim has ever been made by an authority in a jurisdiction the Company or the Subsidiary does not file Tax Returns that either of them is or may be subject to taxation by that jurisdiction or that either of them must file Tax Returns in such jurisdiction. There are no Liens on any of the stock, assets or properties of the Company, the Subsidiary or with respect to Taxes.

(c) The Company and the Subsidiary have withheld and timely paid all material Taxes required to have been withheld or paid by them (including any estimated or withholding Taxes owed on behalf of the shareholders of the Company with respect to the income of the Company or the Subsidiary) and have complied with all information reporting and backup withholding requirements.

(d) Schedule 4.12(d) (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and the Subsidiary for taxable periods ended on or after January 1, 2007 (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. The Company has made available to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2007. Neither the Company nor the Subsidiary has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) The Company has not been the “distributing corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

(f) Neither the Company nor the Subsidiary is a party to, a beneficiary of or subject to, any Tax allocation or sharing agreement. Neither the Company nor the Subsidiary has any Liabilities for the Taxes of any Person (i) as a transferee or successor, (ii) by Contract, or (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state or local Law).

(g) At all times since its formation, the Subsidiary has been a “disregarded entity” for U.S. federal income tax purposes. The Company has been an “S corporation” for U.S. federal income tax purposes for all taxable years beginning on or after October 1, 1984.

Section 4.13 Title to Property; Condition of Assets. Each of the Company, Paddock Properties and the Subsidiary has valid title to, a valid leasehold interest in, or a valid license to use all of the Transferred Assets used by such Person, free and clear of any Liens other than Permitted Exceptions. The material Transferred Assets (other than inventory for sale) are in good operating condition, subject to ordinary wear and tear, and are fit for use in the Ordinary Course of Business. Neither the Company nor the Subsidiary is engaged in any business or operations other than the Business. The Transferred Assets constitute all of the material assets and rights necessary to conduct the Business immediately following the Closing in substantially the same manner as the Business is being conducted on the date of this Agreement (except for accounts receivable collected, prepaid expenses realized and Contracts fully performed or expired in the Ordinary Course of Business between the date of this Agreement and the Closing Date).

Section 4.14 Products. Schedule 4.14 sets forth a correct and complete list of (a) all of the products manufactured, distributed, sold or marketed by the Company and (b) all of the products that have been selected and approved by the Company’s Product Selection Committee, in each case, as of the date of this Agreement and as of the Closing Date (collectively, the “Products”).

Section 4.15 Material Contracts.

(a) Schedule 4.15(a) sets forth a complete and correct list of each of the following types of Contracts to which the Company is a party or by which the Company is bound and that have not been fully performed or have not otherwise expired or been terminated (collectively, the “Material Contracts”):

(i) Contracts that involve aggregate annual payments by or to the Company of more than $250,000 (other than purchase orders entered into in the Ordinary Course of Business and other than employment Contracts disclosed on Schedule 4.16(a));

(ii) Contracts that relate to or evidence Indebtedness or pursuant to which a Lien has been placed on any material asset or property of the Company;

(iii) Contracts that contain any (A) covenant limiting, in any material respect, the ability of the Company to engage in any line of business or compete with any Person or (B) obligation on the part of the Company to indemnify any Person or (C) guaranty by the Company of the obligations of any other Person;

(iv) Contracts that create or relate to a partnership or joint venture to which the Company is a party, or pursuant to which the Company has any ownership interest in any other Person;

(v) Contracts for (A) the disposition of the capital stock of a Seller or the Subsidiary or the disposition of any material Transferred Asset (other than inventory disposed of in the Ordinary Course of Business), (B) the acquisition of any capital stock or other equity interest in, or material assets or business of, any other Person, in each case, other than in the Ordinary Course of Business, or (C) any merger, recapitalization, redemption, reorganization or other similar Contract;

(vi) Contracts relating to the employment or compensation of any employee of the Company (other than Company Benefit Plans that are disclosed on Schedule 4.16(a)) that are not terminable at-will without liability to the Company;

(vii) Contracts under which the Company has, directly or indirectly, made any advance, loan or extension of credit to any Person;

(viii) Contracts for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or the Subsidiary, the performance of which involves consideration in excess of $150,000 annually or $300,000 in the aggregate;

(ix) any Contract concerning Licensed Intellectual Property involving consideration in excess of $100,000 per year;

(x) Contracts for the purchase or sale of real property;

(xi) any Contract between the Company and any Affiliate of the Company;

(xii) any Contract with a Governmental Body; and

(xiii) any commitment to enter into any agreement of the type described in subsections (i) through (xii) of this Section 4.15.

(b) The Company has made available to Purchaser true and complete copies of all of the Material Contracts. Except as set forth on Schedule 4.15(b), all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.15(b), neither the Company nor, to the Knowledge of the Company, any counterparty (with or without notice or lapse of time, or both) is in breach or default in any material respect under any Material Contract.

Section 4.16 Employee Benefits.

(a) Schedule 4.16(a) lists each material “employee benefit plan” (as defined in Section 3(3) of ERISA) (which, for the avoidance of doubt, includes all material “employee benefit plans” that Purchaser will be assuming in connection with the consummation of the transactions contemplated by this Agreement) and any other material written or oral employee compensation plan, practice or policy of any kind, benefit plan, bonus or incentive plan, employment agreement, pension plan, profit sharing, retirement plan, severance plan, health and welfare plan, life insurance plan, workers’ compensation or other insurance plan, disability plan, deferred compensation plan, equity incentive plan, change-in-control plan, fringe benefit plan, paid time off plan, or other arrangements, whether or not subject to ERISA, that provide for pay or benefits of any kind to Business Employees and that are existing on the Closing Date or prior thereto, which are or have been established, maintained, sponsored or contributed to by the Company or its ERISA Affiliates (or any of their predecessors) or for which the Company or its ERISA Affiliates may have current or future material liabilities (each, a “Company Benefit Plan”). The Company has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan (as amended) (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan (as amended), and (v) the most recent determination, advisory and/or opinion letter, as applicable from the IRS covering each Company Benefit Plan. Each Company Benefit Plan maintained, contributed to or required to be contributed to by the Company has been administered in all material respects in accordance with its terms. The Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.

(b) All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) that are maintained, contributed to or required to be contributed to by the Company have at all times since their adoption been so qualified, and each trust that forms a part of any such Company Pension Plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code and, to the Knowledge of the Company, no event has occurred or circumstance exists relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan or could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such plan or trust.

(c) Neither the Company nor any ERISA Affiliates has maintained, established, sponsored, participated in, or contributed to, any (i) plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA); or (iii) multiple employer plan or to any plan described in Section 413 of the Code. Neither the Company nor the Subsidiary, or any ERISA Affiliate thereof has incurred any material liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(d) No Company Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment.

(e) Except as set forth on Schedule 4.16(e), no Legal Proceeding (excluding claims for benefits incurred in the ordinary course of plan activities) is pending or, to the Knowledge of the Company, threatened against, or with respect to, any Company Benefit Plan.

(f) All material contributions to Company Benefit Plans that were required to be made under such Company Benefit Plans have been made, and all material benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Company Benefit Plans are as disclosed under the heading “Unfunded Company Plan Accruals” on Schedule 4.16(f).

(g) Except as set forth on Schedule 4.16(g) the execution, delivery of, and performance by the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of the Company or the Subsidiary or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Benefit Plan.

(h) Each individual that renders services to the Company who is classified by the Company as having the status of (i) an independent contractor or other non-employee status, or (ii) an exempt or non-exempt employee, is, to the Knowledge of the Company, properly so classified for all purposes, including (A) taxation and tax reporting, (B) eligibility to participate in the Company Benefit Plans, (C) Fair Labor Standards Act purposes and (D) applicable Laws governing the payment of wages.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code. Any amounts paid or payable pursuant to each Company Benefit Plan subject to Section 409A of the Code is not includible in the gross income of a service provider (within the meaning of Section 409A) until received by the service provider and is not subject to interest or the additional tax imposed by Section 409A of the Code, and there are no agreements in place that would entitle a participant in any such plan to reimbursement for any such additional Tax.

(j) Except as set forth on Schedule 4.16(j), with respect to each Company Benefit Plan that is funded mostly or partially through an insurance policy, neither the Company nor any of its ERISA Affiliates has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or prior to the Closing Date.

Section 4.17 Labor and Employment Matters. Schedule 4.17 sets forth a true and complete list of the employee number, title or position and annual salary or wage rate for each employee of the Company as of the date hereof. There is no collective bargaining or other labor union Contract to which the Company is a party or by which the Company is bound. Since the Balance Sheet Date, the Company has not encountered any labor union organizing activity or had any actual or, to the Knowledge of the Company, threatened labor strikes, work stoppages, disputes, slowdowns or lockouts. Neither the Company nor the Subsidiary has effectuated, nor are they in the process of effectuating, a “plant closing” (as defined in the Workers’ Adjustment and Retraining Notification Act, as amended (the “WARN Act”)) or a “mass lay-off” (as defined in the WARN Act), or any similar action under any similar Law of an applicable jurisdiction.

Section 4.18 Related Party Transactions. Other than any employment or compensation Contract with directors, officers and employees entered into in the Ordinary Course of Business, and other than the lease covering the Real Estate, (a) the Company is not a party to any Contract with any Seller or any Affiliate of any Seller, or any officer, director or manager of the Company or the Subsidiary, and (b) no material transaction has taken place between the Company on the one hand, and any Seller or any Affiliate of any Seller or any officer, or director or manager of the Company or the Subsidiary, on the other hand, that has not been discharged or terminated with no further obligation on the part of the Company.

Section 4.19 Customers and Suppliers. Schedule 4.19 sets forth a list of the 10 largest customers and the 10 largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended September 30, 2008 and September 30, 2009, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier during such periods. Since the Balance Sheet Date, no such supplier or customer has canceled in writing or otherwise terminated in writing, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or the Subsidiary.

Section 4.20 Brokers. Except as set forth on Schedule 4.20 (whose fees and expenses shall be paid by the Company), no agent, broker, investment banker, financial advisor, intermediary, finder or similar firm acting on behalf of any Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.21 Foreign Corrupt Practices Act. Neither the Company nor the Subsidiary, nor, to the Knowledge of the Company, any director, manager, officer, employee or agent of or other Person associated with or acting on behalf of the Company or the Subsidiary has, directly or indirectly, (a) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (b) used any Company or Subsidiary funds for (i) any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) any bribe, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.22 Inventory. The finished goods inventory of Products held by the Company is of a condition useable and saleable in the Ordinary Course of Business, subject to the applicable allowances contained in the Financial Statements. The quantities of each item of inventory (including raw materials, work-in-process and finished goods) are not excessive and are reasonable in the present circumstances of the Company. No such inventory has been pledged as collateral or is held on a consignment basis.

Section 4.23 Warranties. No Product is subject to any guaranty, warranty or other indemnity, other than guaranties, warranties and indemnities set forth in Material Contracts relating to the Products.

Section 4.24 Insurance. Schedule 4.24(a) sets forth a complete and correct list of all policies of insurance maintained by the Company relating to the Business and its properties, assets or employees, including the type of coverage, the insurer, the policy limit and the expiration date of such policies. There are no material disputes between the Company and any underwriters of any such policies, and there is no material claim pending under any such policy as to which coverage has been denied or disputed. All such policies are in full force and effect, all premiums that are due and payable under all such policies have been timely paid, and the Company is otherwise in full compliance with the terms of such policies. No written notice of cancellation of any such policies has been received by Company. Except as set forth in Schedule 4.24(b) and except for claims made under workers’ compensation insurance policies, the Company has made no claims under any casualty insurance policy during the past five years.

Section 4.25 Sole Representations and Warranties. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV AND IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE TRANSFERRED ASSETS ARE SOLD “AS IS, WHERE IS” AND THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED ASSETS OR THE LIABILITIES, OPERATIONS, PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE TRANSFERRED ASSETS AND THE BUSINESS. EXCEPT AS SET FORTH IN THIS ARTICLE IV OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY THE SELLERS OR ANY BROKER OR INVESTMENT BANKER, INCLUDING INFORMATION PROVIDED DURING DUE DILIGENCE AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO PURCHASER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED ASSETS OR THE LIABILITIES, OPERATIONS, PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF OWNERSHIP OF THE TRANSFERRED ASSETS OR THE BUSINESS THAT IS NOT EXPRESSLY SET FORTH HEREIN.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

Section 5.2 Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 Conflicts; Consents of Third Parties.

(a) Neither the execution and delivery by Purchaser of this Agreement and the Purchaser Documents nor the consummation of the transactions contemplated hereby or thereby will conflict in any material respect with, or result in any material violation of or material default (with or without notice or lapse of time, or both) under (i) the organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party; (iii) any Order applicable to Purchaser as of the date hereof; or (iv) any applicable Law, other than in the case of clauses (i)-(iv) above, any conflict, violation or default that would not have and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Documents.

(b) No Consent is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, or the consummation of the transactions contemplated hereby, except in connection with the Antitrust Laws.

Section 5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit, restrain or delay the ability of Purchaser to consummate the transactions contemplated hereby.

Section 5.5 Brokers. No Person has acted, directly or indirectly, as a broker, finder, investment advisor, financial advisor or similar professional for Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

Section 5.6 Availability of Funds. Purchaser has, or will have at Closing, sufficient cash available to enable Purchaser to pay when due the full cash consideration payable by Purchaser pursuant to Article III. Purchaser has no reason to believe that such cash will not be available at the Closing. Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to any financing contingency or condition.

Section 5.7 “As Is, Where Is” Representations. The representations and warranties of the Sellers contained in this Agreement or in any certificate delivered pursuant to this Agreement are the only representations and warranties made by the Sellers in connection with the transactions contemplated by this Agreement and supersede any and all previous written and oral statements made in respect of the Sellers, the Subsidiary, the Transferred Assets or the Business. There are no representations or warranties of the Sellers regarding the Company, the Subsidiary, the Transferred Assets or the Business other than those set forth in this Agreement or in any certificate delivered pursuant to this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER ACKNOWLEDGES AND AGREES THAT THE TRANSFERRED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE AND IN THEIR RESPECTIVE CONDITION ON THE CLOSING DATE.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information. Subject to applicable privileges and the Confidentiality Agreement, and subject to any prohibition against disclosure under the Antitrust Laws or any other applicable Law, the Sellers agree that, prior to the Closing Date, Purchaser shall be permitted, through its officers, employees and representatives (including its legal advisors and accountants) and upon reasonable advance written notice to either Seller, to make such reasonable investigation of the Transferred Assets as it reasonably requests and to make extracts and copies of related books and records; provided, however, that the foregoing shall not include any environmental testing without the consent of the Sellers or access to any information that is of a competitively sensitive nature or that relates solely to the sale of the Transferred Assets by the Sellers. Any such investigation and examination shall be conducted during regular business hours, without material disruption to the Business, and under reasonable circumstances, and the Sellers shall cooperate fully therein. In order that Purchaser may have the opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request, the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and Paddock Properties to reasonably cooperate with Purchaser and its representatives in connection with such review and examination.

Section 6.2 Conduct of the Business Pending the Closing. The Sellers agree that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as (a) set forth on Schedule 6.2, (b) may be authorized by written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (c) may otherwise be contemplated by this Agreement, the Sellers shall (i) conduct the Business only in the Ordinary Course of Business, (ii) comply in all material respects with applicable Laws and (iii) use their commercially reasonable efforts to (A) preserve the material Transferred Assets (subject to any dispositions of inventory, collection of accounts receivable, realization of prepaid expenses and full performance or other expiration of Contracts, in each case, in the Ordinary Course of Business), (B) maintain their existing relations and goodwill with customers, suppliers, distributors and others having business dealings with the Company and (C) keep available the services of the Key Employees. Without limiting the generality of the foregoing, and as an extension thereof, the Company and, solely with respect to the following clauses (g), (i) and (r), Paddock Properties shall not, and shall not permit the Subsidiary to, directly or indirectly, do, agree or commit to do, or authorize any of the following:

(a) authorize, adopt or effect any change in its articles of incorporation, by-laws, limited liability company agreement or other organizational documents;

(b) make any change in its authorized or issued capital stock or other equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action;

(c) split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(d) declare, set aside, make or pay any dividend or other distribution payable in property or other in kind consideration, in respect of its capital stock or other equity interests;

(e) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Liabilities, other than Liabilities under Material Contracts in existence as of the date of this Agreement;

(f) make any loans, advances or capital contributions to, or investments in, any Person, other than any loans or advances that will be repaid prior to or at the Closing;

(g) sell, transfer, lease, license, pledge or encumber or otherwise dispose of any material Transferred Asset (including by merger, consolidation, asset sale, formation of a joint venture or other business combination), except (i) pursuant to Contracts in existence as of the date of this Agreement or (ii) sales of inventory in the Ordinary Course of Business;

(h) adversely modify or amend or affirmatively terminate, or waive, release or assign any rights or claims under, any Material Contract, except (i) as may be required by Law or by such Material Contract, (ii) in the Ordinary Course of Business or (iii) any Material Contract that is an Excluded Asset; or enter into any other Contract that, if existing on the date of this Agreement, would be a Material Contract, other than Contracts with customers that generate revenues for the Business and other than Contracts that are Excluded Assets;

(i) demolish or materially alter the Facility or any real property that is the subject of a Company Lease;

(j) cancel, compromise or settle any material claim, or waive or release any material rights of the Company or the Subsidiary;

(k) except as required to maintain qualification pursuant to the Code or as required by Law or by the terms of any Company Benefit Plan, adopt, enter into, amend, alter or terminate any Company Benefit Plan (including any award issued thereunder), fund or in any other way secure any payment of compensation or benefits under any Contract or Company Benefit Plan, or exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Benefit Plan;

(l) grant or agree to grant any increase in the wages, salary, bonus opportunities or other compensation, remuneration or benefits (including severance or termination pay) of any employee, officer, consultant, independent contractor, manager or director of the Company, other than (a) pursuant to Material Contracts in existence as of the date of this Agreement or (b) pursuant to the existing terms of a Company Benefit Plan; or take any action that would constitute a “mass lay-off,” a “mass termination,” or a “plant closing,” or that would otherwise trigger notice requirements under any applicable Law concerning reductions in force, such as the WARN Act or any similar Law in any applicable jurisdiction;

(m) acquire (by merger, consolidation, formation of a joint venture, acquisition of stock or assets or other business combination) any corporation, partnership or other business organization or division thereof, all or substantially all of the assets of a business or business unit, or a collection of any material portion of the assets of any Person, or merge or consolidate with any Person;

(n) make any material change in any method of accounting or accounting practice policy, other than as required by applicable Law or by a change in GAAP;

(o) make or change any material Tax election, change in any material respect its method of Tax accounting or settle any material claim relating to Taxes;

(p) make, or commit to make, capital expenditures that, in the aggregate, exceed $2,000,000, other than pursuant to Material Contracts in existence as of the date of this Agreement;

(q) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Subsidiary, or enter into a letter of intent or agreement in principle with respect thereto, other than pursuant to Material Contracts in existence as of the date of this Agreement;

(r) take or fail to take any action that, individually or in the aggregate, would reasonably be expected to result in, a Material Adverse Effect or constitute a willful breach of any representation or warranty of the Sellers made herein; or

(s) authorize, agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (r).

Section 6.3 Consents.

(a) The Company shall use its commercially reasonable efforts, and Purchaser shall cooperate in such efforts, to obtain at the earliest practicable date the third party consents, approvals and notices set forth on Schedule 4.4(a) and the Consents set forth on Schedule 4.4(b); provided, however, that in no event shall the Company be required to pay any consideration or incur any obligation in order to obtain such consents and approvals, unless Purchaser shall have agreed in writing to reimburse the Company for such consideration or obligation.

(b) To the extent that (i) any Transferred Asset requires the consent of a third Person to assign or transfer such Transferred Asset to Purchaser and such consent has not been obtained on or prior to the Closing Date or (ii) any Transferred Asset is not, by its terms or under applicable Law, assignable and transferable to Purchaser (in either case, a “Non-Assignable Asset”), this Agreement shall not constitute an assignment or transfer or attempted assignment or transfer thereof, unless and until, in the case of assignments requiring consent, such consent shall have been obtained. The Company shall hold or cause to be held each such Non-Assignable Asset, from and after the Closing Date, in trust for the benefit of Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in the name of the Company, and all benefits and obligations existing thereunder shall be for the account of Purchaser. With respect to any Non-Assignable Asset as to which the necessary consent for the assignment or transfer to Purchaser is obtained following the Closing, the Company, as soon as reasonably practicable following receipt of such consent, shall transfer such Non-Assignable Asset to Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to Purchaser. With respect to any Permit that cannot be assigned or transferred to Purchaser at Closing or obtained by Purchaser after Closing, the Company agrees to file such applications, notices, certifications, reports or other information as shall be necessary to convey the benefits of each such Permit to Purchaser from and after the Closing, or as soon as reasonably practicable after the Closing Date if such conveyance cannot by Law by accomplished as of Closing.

Section 6.4 Filings with Governmental Bodies.

(a) Each of Purchaser and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the Antitrust Laws or pursuant to Title XI of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 with respect to the transactions contemplated hereby as promptly as practicable (but in any event prior to any applicable legal deadline), (ii) comply at the earliest practicable date with any request received by each of them or any of their respective Affiliates from the FTC or any other Governmental Body under the Antitrust Laws for additional information, documents, or other materials in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each Party shall use commercially best efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No Party shall independently participate in any formal meeting or communication with any Governmental Body in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or such communication and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate in such meeting or communication. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Antitrust Laws. For the avoidance of doubt, the Company shall not communicate with the FTC or any other Governmental Body with respect to any structural or conduct relief. The Company and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to the recipient’s outside legal counsel and outside experts retained for purposes of any investigation or inquiry and will not be disclosed by such outside counsel or outside expert to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Company or Purchaser, as the case may be).

(b) Each of Purchaser and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any Antitrust Law. Each of the Company and Purchaser shall use its commercially reasonable efforts to take all such actions as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement, including taking promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to consummate the transactions contemplated by this Agreement as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any Legal Proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided, however, that Purchaser agrees to divest (i) its assets or the assets of the Company that generated up to $6,600,000 in gross revenue in calendar year 2009 (provided, that if divestiture is required, as between a Purchaser asset and a Company asset, Purchaser shall divest the asset that generated lower gross revenues for the calendar year 2009)and (ii) pipeline products of Purchaser or the Company; and provided, further, however, that Purchaser shall have no duty to litigate against any Person in connection with Antitrust Laws. Purchaser shall pay all filing fees in connection with the Antitrust Laws; all other expenses will be paid by the Party incurring such expenses.

Section 6.5 Other Actions. Each of the Sellers, on the one hand, and Purchaser, on the other hand, shall use its commercially reasonable efforts to (a) cause the fulfillment at the earliest practicable date of all of the conditions to the other Party’s obligations to consummate the transactions contemplated by this Agreement as set forth in Article VII and (b) consummate the transactions contemplated by this Agreement as promptly as practicable.

Section 6.6 Publicity. None of the Sellers, Purchaser or any of their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval (not to be unreasonably withheld or delayed) of Purchaser, with respect to the Sellers and their Affiliates, or the Company, with respect to Purchaser and its Affiliates, unless, in the sole judgment of the Party issuing such release, disclosure is otherwise required by applicable Law, any Contract to which such Party is subject or by the applicable rules of any stock exchange on which such Party lists securities, provided that, to the extent required by applicable Law, the Party intending to issue such release shall, prior to such release, allow the Company or Purchaser, as applicable, reasonable time to comment on such release or announcement in advance of such issuance with respect to the text thereof.

Section 6.7 Use of Name. On the Closing Date, the Company shall (a) assign to Purchaser all rights to the names “Paddock Laboratories, Inc.” and “Paddock Labs” and (b) file documentation with the Secretaries of State of the applicable jurisdictions necessary to change its legal name and, from and after the Closing, the Company shall not, and shall not cause or permit any Affiliate to, use the names “Paddock Laboratories, Inc.” or “Paddock Labs”, or any variation or simulation thereof, in any business involving the Products or in any related business. Subject to Section 6.8 and the Non-Compete Agreement, in the event that Purchaser or its Affiliates do not, for any consecutive eighteen-month period after the Closing, make active and bona fide commercial use of the name “Paddock”, Purchaser, on behalf of itself and its Affiliates shall, upon the Company’s or any of its shareholders’ written request and, subject to the execution and delivery by Purchaser and the Company or any of its shareholders of a customary transfer and indemnification agreement, irrevocably assign and transfer all of their right, title and interest in and to the name “Paddock” to the Company or any of its shareholders and thereafter the Company or any of its shareholders may use such names in the conduct of any business.

Section 6.8 Agreement Not to Compete or Solicit.

(a) The Company agrees that it shall not, and it shall cause each of its Affiliates (which, solely for purposes of this Section 6.8, shall exclude Bruce Paddock) not to, directly or indirectly, own, manage, operate or otherwise engage in any business (a “Competing Business”) that competes with (i) the Products during the period commencing on the Closing Date and expiring on the fourth anniversary of the Closing Date (the “Restricted Period”), and (ii) the Business during the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date; provided, however, that it shall not be a violation of this Section 6.8(a) for the Company or any of its Affiliates to (w) beneficially and passively own any stock (or other equity interest convertible into stock) of any corporation listed on a national securities exchange that invests in, manages or operates a Competing Business, in each case, provided that such stock (or stock obtained upon conversion of such other equity interests) represents less than five percent of the outstanding capital stock of such Person, (x) acquire (and thereafter continue to own) all or a majority of the stock or assets of any Person that derived less than five percent of its annual consolidated revenues from a Competing Business during the calendar year immediately preceding the consummation of such acquisition, (y) develop, manufacture or sell active pharmaceutical ingredients primarily intended for incorporation into finished dose non-human pharmaceutical products, or (z) consummate any of the transactions contemplated by this Agreement and comply with the terms of this Agreement.

(b) During the Restricted Period, the Company agrees that it shall not, and it shall cause each of its Affiliates not to, directly or indirectly, solicit, influence, entice or encourage any Continuing Employee who at such time is an employee of Purchaser, or any current customer of the Company or the Subsidiary who at such time is a customer of Purchaser, to cease or curtail his or her relationship therewith; provided, however, that the restrictions of this Section 6.8(b) shall not apply to the placement of general advertisements or the use of general search firm services that are not targeted directly or indirectly toward employees or customers of Purchaser.

(c) In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then such adjudicating court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, service and/or other limitations, as applicable, permitted by applicable Law. The covenants contained in this Section 6.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.9 Confidentiality.

(a) Prior to the Closing, each of the Sellers and Purchaser shall, except to the extent required by any Governmental Body or applicable Law, keep confidential, and shall use its best efforts to cause its respective directors, officers, representatives and Affiliates to keep confidential, all information concerning the other Parties disclosed prior to the date of this Agreement or hereafter in connection with the transactions contemplated by this Agreement, and none of such information shall be used in any manner other than in connection with this Agreement and the other agreements contemplated hereby. If this Agreement is terminated, each of the Sellers and Purchaser shall promptly return to the other Parties, as applicable (or, if requested by such other Parties, destroy and certify such destruction to such other Parties in writing), all documents and materials (and productions thereof) furnished to it or its Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby.

(b) For the period commencing on the Closing Date and ending on the fifth anniversary thereof, the Sellers shall, and shall cause their respective directors, officers, representatives and Affiliates to, treat and hold as confidential all information relating to the Business. Without limiting the foregoing, the Sellers shall not, and shall cause their respective partners, trustees, representatives and Affiliates not to, use or disclose any such confidential information to any Person (except as may be necessary to disclose such information to such Person’s professional advisors); it being acknowledged that the foregoing restriction shall not be construed as extending the obligations of the Company or its Affiliates under Section 6.8 or the Non-Compete Agreement beyond the Restricted Period. In the event that any Seller or any of its partners, trustees, representatives or Affiliates is required (by a Governmental Body or by applicable Law) to disclose any such confidential information, then such Person shall promptly notify Purchaser of the requirement so that Purchaser may, at its expense, seek an appropriate protective order or waive compliance with this Section 6.9(b). If, in the absence of a protective order or receipt of a waiver hereunder, any Seller or any of its partners, trustees, representatives or Affiliates is, on the advice of counsel, compelled to disclose such confidential information, such Person may so disclose the confidential information; provided, however, that such Person shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to such confidential information.

(c) The provisions of this Section 6.9 will not be deemed to prohibit the disclosure of confidential information to the extent reasonably and directly required (i) to prepare or complete any required Tax Returns or financial statements, (ii) by a Governmental Body or (iii) to comply with any applicable Law. The provisions of this Section 6.9 shall not apply to information that is or becomes (A) publicly available other than as a result of a disclosure by the Party that received such information or (B) available to a Party or any of such Party’s respective directors, officers, partners, trustees, representatives or Affiliates on a non-confidential basis from a source that, to the knowledge of such receiving Person, is not prohibited from disclosing such information by any legal, contractual or fiduciary obligation.

Section 6.10 Employee Matters.

(a) Purchaser shall offer to each Business Employee employment with Purchaser, to be effective as of the Closing (the “Employment Offer”), which offers may be conditioned upon the occurrence of the Closing (for the avoidance of doubt, Employment Offers may be made orally). Each Employment Offer shall (x) be for a position substantially similar to the Business Employee’s current position and at the Business Employee’s current location and (y) include an offer to provide base pay that is equal to or higher than such Business Employee’s base salary as of the Closing Date and employee benefits as described in Section 6.10(c); provided, however, that subject to the following provisions of this Section 6.10, the foregoing shall not be construed to prevent Purchaser from changing the position, location, base pay or other terms and conditions of employment of any Continuing Employee following the Closing Date. The Business Employees who accept Employment Offers and actually (i) commence employment with Purchaser on the Closing Date, or (ii) on the Closing Date are on a leave previously approved by the Company or authorized by applicable Law (collectively, the “Continuing Employees”) shall become employees of Purchaser or one of its Affiliates effective as of immediately following the Closing and their employment with the Company shall cease as of immediately following the Closing. Any Business Employee who terminates employment with the Company as a result of the transactions contemplated by this Agreement and is subsequently hired by Purchaser within 180 days after the Closing Date shall be treated as a Continuing Employee. The Company agrees to cooperate in good faith with Purchaser to achieve the acceptance of all of the Employment Offers.

(b) At the Closing, without limiting Section 2.1, Purchaser shall assume the Change of Control Agreements and the Employment Agreements and, in each case, shall be solely responsible for any and all obligations thereunder following the Closing, except for the Change of Control Discretionary Bonuses (which are Excluded Liabilities for which the Company will claim deductions for income tax purposes) and except as otherwise set forth in this Section 6.10(b). For the avoidance of doubt, the Employment Agreements shall not include the SAR Agreements or the amounts payable thereunder (which are Excluded Liabilities). Notwithstanding the foregoing, in the event that Purchaser, during the eighteen-month period following the Closing Date, pays any Change of Control Retention Bonuses or severance due under the Change of Control Agreements or Employment Agreements (including accrued benefits and compensation obligations, salary and bonus payments, health benefits, life insurance, employee tax gross-ups and employment-related Taxes) (the “Retention and Severance Amounts”), then Purchaser shall deliver to the Company written evidence of each such payment and, at the option of Purchaser, (x) the Company shall pay to Purchaser an amount equal to 50% of the Retention and Severance Amounts within ten Business Days following such delivery, (y) Purchaser may deduct an amount equal to 50% of the Retention and Severance Amounts from amounts payable by Purchaser pursuant to Section 3.3(b) or (z) Purchaser may instruct the Escrow Agent in accordance with the Escrow Agreement to promptly pay to Purchaser an amount equal to 50% of such Retention and Severance Amounts; provided, that the Company’s obligation to reimburse Purchaser for 50% of the Retention and Severance Amounts pursuant to this Section 6.10(b) shall be capped at $2,500,000 in the aggregate. Purchaser shall notify the Company upon the satisfaction of the conditions necessary for an applicable Business Employee to earn a Change of Control Discretionary Bonus or the Retention and Severance Amounts, as set forth in such Business Employee’s Change of Control Agreement or Employment Agreement.

(c) Each Continuing Employee shall be eligible to continue to participate, at the option of Purchaser, in Company Benefit Plans (to the extent assumed by Purchaser) or in the employee benefit plans maintained by Purchaser (each, a “Purchaser Benefit Plan”) on substantially the same basis as similarly situated employees of Purchaser; provided, that the Continuing Employees shall be eligible to participate in Purchaser’s 401(k) plan as soon as practicable following the Closing Date. Following the Closing Date, each Continuing Employee shall receive credit for all service with the Company prior to the Closing Date for purposes of eligibility to participate, vesting and benefit accrual where length of service is relevant (excluding accruals under defined benefit plans); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Purchaser shall, to the extent permitted by applicable Law, take all reasonable steps to (i) waive all limitations as to pre-existing conditions exclusions, evidence of insurability requirements, waiting periods and actively-at-work or similar requirements with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental, pharmaceutical, vision and/or disability benefit plans that such employees may be eligible to participate in after the Closing Date; and (ii) provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, out-of-pocket requirements and offsets (or similar payments) made under the Company Benefit Plans for the plan year in which the Closing occurs under Purchaser Benefit Plans for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements thereunder as if such amounts had been paid in accordance with such Purchaser Benefit Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of the Closing Date shall be credited to such Continuing Employee following the Closing Date in accordance with the policies set forth in Schedule 6.10. The Continuing Employees are not third-party beneficiaries of the provisions of this Section 6.10, and nothing herein expressed or implied will give or be construed to give any Continuing Employee any legal or equitable rights hereunder, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Section 6.10 or elsewhere in this Agreement, express or implied, shall (A) limit the right of Purchaser or its Affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any Continuing Employee or contractor or consultant of the Company and the Subsidiary after the Closing, or to change in any manner the terms and conditions of his or her employment or other service to or engagement by the Company and the Subsidiary, (B) be construed to prevent, and no action by the Company or the Subsidiary prior to the Closing Date shall limit the ability of, Purchaser or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Purchaser or its Affiliates may establish or maintain, or (C) be construed as amending any Company Benefit Plan as in effect immediately prior to the Closing.

(d) Prior to the Closing, the Company shall pay to each applicable Business Employee a bonus award determined in accordance with the applicable bonus plan, which will not be inconsistent with the past practices of the Company and which will be prorated to reflect the portion of the year actually worked for the Company.

(e) Prior to the Closing, the Company shall contribute to the Company’s 401(k) Plan an amount equal to the Company’s employer matching and profit sharing contributions for the fiscal year in which the Closing occurs through the Closing Date (which contributions shall be determined on a basis consistent with the Company’s past practices).

(f) The Company and Purchaser agree that, pursuant to the “Alternative Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the full calendar year in which the Closing occurs, (i) the Company and Purchaser shall report on a “predecessor-successor” basis, as set forth therein, (ii) the Company shall be relieved from furnishing Forms W-2 to any Continuing Employees, and (iii) Purchaser shall assume the obligations of the Company to furnish Forms W-2 to such Continuing Employees and Forms W-2 and W-3 with respect to Continuing Employees to the Social Security Administration; provided that the Company shall transfer to Purchaser all Forms W-4 and W-5 with respect to the Continuing Employees, and such other data relating to Continuing Employees as shall be necessary for Purchaser to assume and satisfy such obligations accurately and in accordance with the law.

(g) After the Closing, the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which the Company is a part will cease to offer a group health plan to employees and, accordingly, Purchaser agrees that it shall be solely responsible for satisfying the continuation coverage requirements pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

(h) On or before the 30th day after the Closing, the Company shall pay to each respective recipient all amounts owed under (i) the Company’s Phantom Stock Plan, effective as of April 1, 2010, as last amended; (ii) those certain Salary Continuation Agreements between the Company and each of Lonny Wittnebel, Ed Maloney, Allan Slizewski and Jim Schwier; and (iii) the SAR Agreements, in each case in accordance with the terms of the respective agreements.

(i) Purchaser shall maintain the Company’s health care and dependent care flexible spending accounts established under Section 125 of the Code (that are in effect at the Closing) for the remainder of the calendar year in which the Closing occurs.

Section 6.11 Exclusivity. From the date hereof until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Article IX, the Sellers shall not, and shall cause each of their respective directors, officers, managers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by any of them) not to: (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, the Company or the Subsidiary (any such proposal or offer, a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to a Proposal; (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into a Contract with any Person relating to a Proposal. If any inquiry, proposal or offer related to a Proposal is received, the Company shall notify Purchaser of such inquiry, offer or proposal (including the terms and conditions thereof and the identity of the Person making it) within 48 hours after receipt thereof.

Section 6.12 Termination of Liens. At or prior to the Closing, the Company shall obtain releases, each in form and substance reasonably satisfactory to Purchaser, of all Liens existing on any of the Transferred Assets.

Section 6.13 Notice of Developments. The Sellers shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to the Company, of: (a) the discovery by any of them of any event, condition, fact or circumstance that could cause or constitute a material inaccuracy in any representation or warranty made by any Party in this Agreement; (b) the failure by a Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement; (c) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (d) any notice from any Governmental Body in connection with the transactions contemplated by the Agreement; provided, however, that, subject to the last sentence of this Section 6.13, in each case, such notice shall not (i) constitute a waiver of any defense that may be validly asserted, (ii) except as otherwise set forth in Article VIII, limit or otherwise affect any remedies available to Purchaser or the Sellers or prevent or cure any misrepresentation or breach of representation, warranty or covenant (including for purposes of Article VII and Article VIII), (iii) amend or supplement any Schedule or constitute an exception to any representation or warranty or (iv) prejudice any rights of any of the Parties under this Agreement, including the right to claim that the representations and warranties of the Company, when made on the date hereof or as of the Closing Date, were untrue, or that any condition to Closing was unfulfilled; provided, further, however, that notwithstanding the immediately preceding proviso, if the Party receiving the notice pursuant to this Section 6.13 elects to proceed with the Closing notwithstanding the receipt of such notice, such Party shall be deemed to have waived its right to indemnification pursuant to Article VIII solely with respect to the inaccuracy, failure, breach or other matter set forth in such notice. Notwithstanding the foregoing in this Section 6.13, the Sellers shall be permitted to update Schedules 4.1, 4.4(a), 4.4(b), 4.6(a), 4.8(b) (with respect to the list of Permits only), 4.9 (with respect to the list of Environmental Permits only), 4.10(c), 4.14, 4.15(a), 4.17 and 4.24(a) no later than five Business Days prior to the Closing to reflect changes that (x) have occurred in the Ordinary Course of Business after the date hereof and prior to the Closing Date and (y) do not constitute a violation of any covenant or agreement of the Sellers contained in this Agreement, and such updates shall have the effect of curing any breach of the applicable representation or warranty of the Sellers for the purpose of Section 7.1(a), Section 9.1(b) and Article VIII; provided, that in the event the Sellers update Schedule 4.4(a), 4.4(b), 4.8(b) or 4.9 pursuant to this Section 6.13 to reflect any material consent, waiver, Consent or Permit, Purchaser may update Schedule 3.5(b)(vi) or 7.1(d), as applicable, to reflect such material consent, waiver, Consent or Permit.

Section 6.14 Purchaser’s Financing. To the extent that Purchaser does not have sufficient cash to enable Purchaser to pay when due the full consideration payable to the Sellers hereunder, Purchaser shall use, as promptly as practicable, its best efforts to arrange and obtain financing in an amount sufficient to consummate the transactions contemplated hereby in a timely manner.

Section 6.15 Paragraph IV Legal Proceedings. From and after the Closing Date, Purchaser will assume the sole defense at its sole cost and expense of the Paragraph IV Legal Proceedings and will have sole control of all aspects of the Paragraph IV Legal Proceedings, including choice of counsel, strategy and compromise or settlement of such litigation, except that Purchaser shall not incur, consent to or suffer any liability or obligation binding on the Company without the written consent of the Company. The Company will have no right to participate in, or control, any aspect of the Paragraph IV Legal Proceedings from and after the Closing Date, except as may be necessary to obtain the Company’s dismissal from the Paragraph IV Legal Proceedings. Purchaser shall provide full cooperation as may be necessary to assist with the Company’s dismissal from the Paragraph IV Legal Proceedings. The Company shall cooperate, in all reasonable respects and at Purchaser’s expense, with Purchaser and its attorneys in the investigation, trial and defense or prosecution of any Paragraph IV Legal Proceeding.

Section 6.16 Transfer of Product Approvals and Permits. Subject to Section 6.3(b), from and after the date hereof, the Parties will cooperate in connection with the transfer of the transferable Product Approvals and Permits to Purchaser as of the Closing Date and the obtaining by Purchaser of new Product Approvals and Permits to the extent a Product Approval or Permit is not transferable. Prior to the Closing Date, the Parties will agree upon procedures to ensure a smooth transition from the Company to Purchaser of all of the activities required to be undertaken by the holder of the Product Approvals and Permits, including adverse experience reporting, quarterly and annual reports to the FDA, handling and tracking of complaints, sample tracking, and communication with health care professionals and customers. Purchaser shall be responsible for any expense associated with the transactions contemplated by this Section 6.16. After the Closing, Purchaser shall assume all responsibility for the Product Approvals and Permits, including all responsibility for communications with the FDA and any other Governmental Body concerning the Products. Each Party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.17 Termination of Real Estate Lease. At or prior to the Closing, the Company and Paddock Properties shall terminate that certain Lease Agreement between the Company and Bruce Paddock, dated October 29, 1993, and assigned to Paddock Properties pursuant to that certain Assignment of Lease Agreement, dated February 12, 2002, between Bruce Paddock, Kristine Paddock and Paddock Properties relating to the Real Estate.

Section 6.18 Insurance. From and after the Closing, the Sellers shall cooperate with Purchaser, as may be reasonably necessary, in order to make available to Purchaser any existing insurance coverage held by the Sellers with respect to which any of the Transferred Assets are covered relating to occurrences prior to the Closing (the “Seller Policies”), including seeking the written consent of the applicable insurance companies permitting Purchaser to seek recovery under the Seller Policies after the Closing for pre-Closing Losses or occurrences. In the event of an occurrence that Purchaser believes may be covered by one or more of the Seller Policies, the Sellers shall provide such assistance as Purchaser may reasonably require in order to pursue a claim with the applicable insurer, including, if necessary, acting as the direct contact for all purposes with such insurer and pursuing such claim on behalf of Purchaser. Purchaser shall be responsible for all out-of-pocket costs and expenses incurred by the Sellers in connection with their performance of this Section 6.18, including any increase in premiums under the Seller Policies relating to any claim by Purchaser. Purchaser acknowledges that the denial by any applicable insurer of the coverage or recovery sought by Purchaser pursuant to this Section 6.18 shall not constitute a breach by the Sellers of their obligations under this Section 6.18.

Section 6.19 Cooperation by Purchaser. From and after the Closing, Purchaser shall, and shall cause its Affiliates to, cooperate with the Company, including making relevant Continuing Employees available to the Company and its representatives during normal business hours and without disruption to Purchaser’s business and making available to the Company and its representatives relevant books and records, in connection with the discharge by the Company of the Excluded Liabilities, including the defense by the Company of those Legal Proceedings included in the Excluded Liabilities. The Company shall be responsible for all out-of-pocket costs and expenses incurred by Purchaser in connection with its performance of this Section 6.19.

Section 6.20 Easement.

(a) This Section 6.20 refers to that certain parcel of the Real Estate (the “Cell Tower Site”) that is subject to that certain PCS Site Agreement dated May 16, 2001 between Bruce G. Paddock and Kristine J. Paddock (collectively, the “Paddocks”), as lessor, and Sprint Spectrum L.P. (“SSLP”), as lessee, as amended by that certain First Amendment to PCS Site Agreement dated as of July 16, 2008 between Paddock Properties, as successor-in-interest to the Paddocks, and STC Five LLC (“STC V”), as successor-in-interest to SSLP (the Original Lease Agreement, as amended by the First Lease Amendment, and as may be further amended, restated, replaced and/or modified in accordance with this Section 6.20(a), the “Cell Tower Lease Agreement”). During the period commencing on the date hereof and ending on the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, amend, restate, replace or modify the Cell Tower Lease Agreement without the prior written consent of Purchaser.

(b) During the 45-day period following the date hereof, Sellers shall use all commercially reasonable efforts to obtain a waiver of the right of first refusal in respect of the Cell Tower Site in favor of STC V (the “ROFR”) from STC V or its duly authorized representative.

(c) If Sellers cannot obtain the waiver contemplated in Section 6.20(b) and STC V timely elects to exercise the ROFR, Paddock Properties shall consummate with STC V a perpetual easement to the Cell Tower Site in connection with the Cell Tower Lease Agreement in form and substance reasonably satisfactory to Purchaser. Purchaser acknowledges and agrees that the entry into the easement described in the immediately preceding sentence will not constitute a breach of any of the representations of the Sellers set forth in Article IV.

(d) If STC V delivers the waiver in Section 6.20(b) or does not timely elect to exercise the ROFR, the Sellers and Purchaser shall, prior to the Closing Date, negotiate in good faith and agree to a perpetual easement in gross (the “Easement”) in connection with the Cell Tower Site and Cell Tower Lease Agreement, which Easement shall be in form and substance reasonably satisfactory to Purchaser and Paddock Properties and record the Easement immediately following the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of the Sellers contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and each of such representations and warranties not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the Closing Date as though made as of the Closing Date, except in each case for those representations and warranties that address matters only as of a particular date (which shall have been true and correct as of such date);

(b) The Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c) There shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) The waiting period applicable to the transactions contemplated by this Agreement under the Antitrust Laws shall have expired, or early termination in respect thereof shall have been granted and any required approvals or clearances shall have been obtained, and Purchaser shall have received the Permits set forth on Schedule 7.1(d) (which Purchaser agrees to use commercially reasonable efforts to obtain after the date hereof);

(e) There shall not have occurred any change, effect, circumstance or event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(f) The Sellers shall have delivered, or caused to be delivered, all of the items set forth in Section 3.5(b).

Section 7.2 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Sellers in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Purchaser contained in this Agreement that are qualified by materiality shall be true and correct in all respects, and each of such representations and warranties not qualified by materiality shall be true and correct in all material respects, in each case as of the Closing Date as though made as of the Closing Date, except in each case for those representations and warranties that address matters only as of a particular date (which shall have been true and correct as of such date);

(b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) There shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) The waiting period applicable to the transactions contemplated by this Agreement under the Antitrust Laws shall have expired, or early termination in respect thereof shall have been granted and any required approvals or clearances shall have been obtained; and

(e) Purchaser shall have delivered, or caused to be delivered, all of the items set forth in Section 3.5(c).

Section 7.3 Frustration of Closing Conditions. Neither of the Sellers nor Purchaser may rely on the failure of any condition set forth in Section 7.1 or 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. The representations and warranties of the Parties contained in or made pursuant to (a) Sections 4.1, 4.2, 4.3, 4.12, 4.16, 4.20, 5.1, 5.2 and 5.5 shall survive the Closing until the expiration of the applicable statute of limitations period (after giving effect to all waivers and extensions thereof), (b) Sections 4.8 and 4.9 shall survive until the second anniversary of the Closing Date, (c) all other sections of Articles IV and V shall survive until the date that is 18 months after the Closing Date and (d) all covenants and agreements contained in this Agreement that come into, or are to remain in, effect after the Closing Date shall survive for the periods contemplated by such covenants and agreements (such survival periods, the “Survival Periods”). For the avoidance of doubt, the Parties hereby agree and acknowledge that the Survival Periods are contractual statutes of limitations and any claim brought by any Party pursuant to this Article VIII must be brought or filed prior to the expiration of the applicable Survival Period.

Section 8.2 Indemnification by the Company. Subject to Section 8.4, from and after the Closing Date, the Company shall indemnify and hold Purchaser and its Affiliates, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any out-of-pocket loss, liability, claim, charge, debt, assessed interest, judgment, fine, penalty, damage, fee or expense (including reasonable legal, consultant, accounting and other professional fees and expenses and including any mitigation cost and any cost of determining that there has been a breach under this Agreement (provided that a breach is determined to have occurred)) or Tax (collectively, “Losses”) incurred by such Purchaser Indemnified Party resulting from (a) any breach of any representation and warranty of the Company and Paddock Properties contained in Article IV or in any certificate delivered pursuant to this Agreement, (b) any failure by the Sellers to perform any covenant or agreement hereunder or under any agreement contemplated hereby, (c) any Liabilities relating to or arising out of or in connection with the Company’s ownership or operation of the Excluded Assets prior to the Closing, (d) any Excluded Liability (provided, however, that the Company shall have no obligation to indemnify any Purchaser Indemnified Party for any Losses resulting from those Excluded Assets and Excluded Liabilities set forth on Schedule 8.2), and (e) any Legal Proceeding based on or arising out of the same or similar facts or circumstances as those involved in the Legal Proceedings set forth as items 14, 15 and 16 on Schedule 1.1(b), to the extent that such Legal Proceeding arises out of actions by the Company or its employees prior to the Closing.

For purposes of determining the amount of Losses incurred with respect to a breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement, each such representation or warranty shall be read without reference to “materiality” or “Material Adverse Effect” qualifier.

Section 8.3 Indemnification by Purchaser. Subject to Section 8.4, from and after the Closing Date, Purchaser shall indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against all Losses incurred by any Seller Indemnified Party resulting from (a) any breach of any representation and warranty contained in Article V of this Agreement or in any certificate delivered pursuant to this Agreement, (b) any failure by Purchaser to perform any covenant or agreement hereunder or under any agreement contemplated hereby and (c) any Transferred Liability (provided, however, that Purchaser shall have no obligation to indemnify any Seller Indemnified Party for any Losses resulting from those Transferred Liabilities set forth on Schedule 8.3 except to the extent that such Transferred Liabilities arise out of Purchaser’s performance of, or breach or default under, the Contracts identified on Schedule 8.3 after the Closing). For purposes of determining the amount of Losses incurred with respect to a breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement, each such representation or warranty shall be read without reference to “materiality” or “Material Adverse Effect” qualifier.

Section 8.4 Limitations on Indemnification.

(a) Neither the Company nor Purchaser shall have any liability under Section 8.2(a) or 8.3(a), as applicable, unless and until the aggregate amount of Losses suffered, sustained or incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, exceeds 1.0% of the Cash Purchase Price (the “Basket”), after which the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be entitled to indemnification for all Losses incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, and not just the excess over the Basket; provided, that the limitations set forth in this Section 8.4(a) shall not apply to breaches of the representations and warranties listed in Section 8.1(a) (other than those representations or warranties set forth in Section 4.16).

(b) In no event shall the cumulative indemnification obligations of the Company or Purchaser under Section 8.2(a) or 8.3(a), as applicable, exceed $54,000,000 (the “Cap”); provided, that the limitations set forth in this Section 8.4(b) shall not apply to breaches of the representations and warranties listed in Section 8.1(a) (other than those representations or warranties set forth in Section 4.16); provided, however, that all amounts paid by the Company or Purchaser, as the case may be, in respect of indemnification for the representations and warranties listed in Section 8.1(a) shall be taken into account when determining whether the Cap has been reached for all of such Party’s other indemnification obligations under Sections 8.2(a) and 8.3(a).

(c) The Parties shall treat any and all payments under this Article VIII as an adjustment to the Purchase Price for income Tax purposes, unless they are required to treat such payments otherwise pursuant to a closing agreement with the applicable taxing authority or the decision of a court with jurisdiction over such matters.

(d) The Parties shall use commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Losses, and the amount of any Losses incurred by any indemnified party shall be reduced by the amount of any insurance proceeds actually recovered by such indemnified party. If indemnification payments shall have been received prior to the collection of such insurance proceeds, such indemnified party shall remit to the indemnifying party the amount of such insurance proceeds to the extent of indemnification payments received in respect of such Losses (in each case, net of all costs of collection thereof, including attorneys’ fees). To the extent any Loss of an indemnified party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the indemnified party, such payments (net of the expenses of the recovery thereof) shall be credited against any such Losses.

(e) The indemnifying party shall be subrogated to the indemnified party’s rights of recovery to the extent of any Losses paid by the indemnifying party. The indemnified party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof.

(f) Except as set forth in Section 11.3 in respect of Section 6.5, 6.6, 6.8 or 6.9, if the Closing occurs, the remedies provided for in this Article VIII (and as limited by this Article VIII) shall be the sole remedies of the indemnified parties in respect of any claims, howsoever denominated, arising out of this Agreement or relating in any way to the subject matter hereof, and shall preclude assertion by the indemnified parties of any other rights or the seeking of any other remedies against the indemnifying parties with respect to the matters covered by the indemnification provisions contained in this Article VIII or otherwise relating in any manner to the subject matter hereof. In furtherance of the foregoing and, if the Closing occurs, each Party shall waive, to the fullest extent permitted under applicable Law, and agrees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it may then or thereafter have against any other Party (including any such rights, claims or causes of action arising under or based upon common law or equity) other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article VIII.

(g) Notwithstanding anything in this Agreement to the contrary, a Purchaser Indemnified Party shall not be entitled to indemnification for any Losses to the extent such item or matter was taken into account in the calculation of Final Working Capital or Final Debt Amount.

(h) EXCEPT IN THE CASE OF THIRD PARTY CLAIMS, NO PARTY WILL IN ANY EVENT BE LIABLE UNDER THIS ARTICLE VIII FOR ANY LOSS OF PROFITS OR EARNINGS, DIMINUTION IN VALUE OR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES BY REASON OF A BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY CONTAINED HEREIN.

(i) The Seller Indemnified Parties or Purchaser Indemnified Parties, as the case may be, shall use commercially reasonable efforts to mitigate all Losses sustained by such Person(s).

(j) In no event shall any indemnified party be entitled to double recovery hereunder. If any circumstance constitutes a breach of more than one representation, warranty or covenant of an indemnifying party, the indemnified party(ies) shall only be entitled to recover once in respect of such circumstance.

(k) The Purchaser Indemnified Parties shall first utilize the Escrow Amount to satisfy any claims for indemnification hereunder before attempting to obtain indemnification directly from the Sellers.

Section 8.5 Indemnification Procedures.

(a) Third Party Claims. Subject to Section 10.2, in the event that any Legal Proceeding is instituted or asserted by a third party in respect of which indemnification will be sought under Section 8.2 or 8.3 hereof, the indemnified party shall promptly cause written notice (the “Third Party Notice”) of the assertion of such Legal Proceeding to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, by providing written notice acknowledging its obligation to indemnify the indemnified party pursuant to Section 8.2 or 8.3 to (i) take control of the defense and investigation of such Legal Proceeding, (ii) employ and engage attorneys of its own choice (subject to the approval of the indemnified party, such approval not to be unreasonably withheld or delayed) to handle and defend the same, at the indemnifying party’s sole cost, risk and expense, and (iii) compromise or settle such Legal Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party; provided, that such consent will not be required if such settlement includes an unconditional release of the indemnified party and otherwise provides solely for payment of monetary damages for which the indemnifying party will be responsible (except with respect to an item relating to Taxes, which is covered in Section 10.2). The indemnified party shall, at the expense of the indemnifying party, cooperate in all reasonable respects with the indemnifying parties and their attorneys in the investigation, trial and defense of such Legal Proceeding and any appeal arising therefrom, and the indemnified party may, at its own cost, monitor and further participate in the investigation, trial and defense of such Legal Proceeding and any appeal arising therefrom. Notwithstanding the indemnifying parties’ election to assume the defense of such Legal Proceeding, the indemnified party shall have, upon giving prior written notice to the indemnifying parties, the right to employ one separate counsel and to participate in the defense of such Legal Proceeding, and the indemnifying parties shall bear the reasonable fees, costs and expenses of such separate counsel for the indemnified party if, but only if, the indemnified party shall have reasonably concluded in good faith that (x) an actual or potential conflict of interest (including one or more legal defenses or counterclaims available to it or to other indemnified parties that are different from or additional to those available to the indemnifying parties) makes it inappropriate in the reasonable judgment of the indemnified party (upon and in conformity with the advice of counsel) for the same counsel to represent both the indemnified party and the indemnifying parties or (y) the claim seeks nonmonetary relief which, if granted, could materially and adversely affect the indemnified party or its Affiliates. If the indemnifying party elects not to defend against such Legal Proceeding, does not, within 60 days after receipt of the Third Party Notice (or such earlier date, if the failure to assume the defense by such earlier date would materially impair the ability of the indemnified party to defend such Legal Proceeding), acknowledge in writing its intent to assume the defense of such Legal Proceeding pursuant to this Section 8.5(a), or contests its obligation to indemnify the indemnified party in connection with such Legal Proceeding, the indemnified party may defend against such Legal Proceeding and the indemnifying parties shall have the right to participate therein at their own cost. If the indemnified party defends any Legal Proceeding, then it shall keep the indemnifying party regularly apprised of the status of the Legal Proceeding and the indemnifying party shall reimburse the indemnified party for the reasonable expenses of one counsel engaged by the indemnified party to defend such Legal Proceeding upon submission of periodic bills and, if the indemnified party is Purchaser, Purchaser shall be entitled in accordance with the Escrow Agreement to instruct the Escrow Agent to release from escrow to Purchaser an amount equal to such reasonable expenses. In no event shall the indemnified party be entitled to compromise or settle any Legal Proceeding without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Non-Third Party Claims. Subject to Section 10.2, if a claim for Losses (a “Claim”) is to be made by any indemnified party not in connection with a Legal Proceeding instituted by a third party, such indemnified party shall give written notice (a “Claim Notice”) to the indemnifying party reasonably promptly after such indemnified party becomes aware of any fact, condition or event giving rise to Losses for which indemnification may be sought under this Article VIII. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such Claim Notice, the Losses identified in the Claim Notice will be conclusively deemed a liability of the indemnified party, and, if the indemnified party is Purchaser, Purchaser shall be entitled in accordance with the Escrow Agreement to instruct the Escrow Agent to release the amount of such Losses to Purchaser.

(c) After any final deductible judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Proceeding hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and, unless the indemnifying party disputes any such amounts, the indemnifying party shall promptly pay such amounts; provided, that if the indemnified party is Purchaser, Purchaser shall be entitled in accordance with the Escrow Agreement to instruct the Escrow Agent to release from escrow such amounts to Purchaser.

(d) The failure of the indemnified party to deliver the Claim Notice or Third Party Notice shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto, except if the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the Company or Purchaser if the Closing shall not have been consummated within 180 days after the date hereof (which date shall be extended for an additional 90 days, plus the number of days set forth in Section 3.5(a), in the event that (i) any applicable review period in connection with any Antitrust Law has not ended or any approval required thereunder has not been received by the end of such 180-day period or (ii) Purchaser is in the process of obtaining the Permits set forth on Schedule 7.1(d) (as the same may be amended pursuant to Section 6.13), in each case, so long as no Party is in default under this Agreement and all other conditions precedent to the Closing have been or are reasonably expected to be satisfied prior to the expiration of such additional 90-day period or, by their terms, are to be satisfied at the Closing); provided, however, that no Party may terminate this Agreement pursuant to this Section 9.1(a) if the Closing shall not have been consummated by such date by reason of the failure of such Party to perform, or to cause its Affiliates to perform, in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(b) by the Company or Purchaser in the event of a breach by the Sellers or Purchaser, as applicable, of any representation, warranty, covenant or agreement under this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Party to be incapable of being satisfied, and such breach is not cured by the breaching Party within 30 days after receiving written notice from the terminating Party of the breach or alleged breach (it being understood that such 30 day cure period shall not under any circumstances extend the date set forth in Section 9.1(a)); provided, however, that the terminating Party shall not be entitled to terminate this Agreement if it is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(c) by mutual written consent of the Company and Purchaser at any time prior to the Closing Date; or

(d) by the Company or Purchaser if there shall be enacted a Law or imposed any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

Section 9.2 Procedure Upon Termination. In the event of termination of this Agreement by Purchaser or the Company, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Transferred Assets hereunder shall be abandoned, without further action by Purchaser or the Sellers. If this Agreement is terminated as provided herein, each Party shall promptly return to the other Parties, as applicable (or, if requested by such other Parties, destroy and certify such destruction to such other Parties in writing), all documents and materials (and production thereof) furnished to it or its Affiliates or representatives in connection with this Agreement or the transactions contemplated hereby.

Section 9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or either Seller; provided, however, that the obligations of the Parties set forth in Section 6.6 and Section 6.9, this Section 9.3 and Article XI shall survive any such termination and shall continue to be enforceable hereunder; and provided, further, that nothing in this Section 9.3 shall relieve Purchaser or either Seller of any liability for a breach of this Agreement.

ARTICLE X

TAX

Section 10.1 Tax Returns. The Sellers shall have the exclusive obligation and authority to prepare, file or cause to be filed all federal, state, local, and foreign Tax Returns that are required to be filed by the Sellers pursuant to applicable Law. Notwithstanding the foregoing, Purchaser shall prepare, promptly after the Closing Date, all sales and use, property tax, employment tax and similar Tax Returns of the Sellers and the Subsidiary that relate exclusively to the Business and the Transferred Assets that are due to be filed after the Closing Date, but not including any income, franchise or similar Tax Return. With respect to each Tax Return of the Sellers or the Subsidiary required to be prepared by Purchaser pursuant to the preceding sentence, Purchaser shall deliver, such Tax Returns to the Sellers a reasonable period of time prior to the due date for the filing of such Tax Return (taking into account available extensions), but Purchaser will not be responsible for filing any such Tax Return or paying any Tax due with respect to such Tax Return.

Section 10.2 Tax Controversies. The Sellers shall have the exclusive authority to control any audit or examination by any taxing authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Company for Taxes for any Pre-Closing Period.

Section 10.3 Notification. Purchaser shall promptly forward to the Sellers all written notifications and other communications from any taxing authority received by Purchaser relating to any Tax audit or other proceeding relating to any Tax liability for which the Sellers may be obligated to indemnify Purchaser pursuant to Section 8.2. The failure of Purchaser to give the Sellers such written notice shall excuse the Sellers from their obligations under Section 8.2 with respect to any increased Tax liability directly or indirectly attributable to any such written notification or other communication if the failure to provide such written notice materially adversely affected the ability of the Sellers to contest any claim arising from such Tax audit or other proceeding.

Section 10.4 Apportionment of Taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Sellers and Purchaser as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period, and the number of days of such taxable period included in the Post-Closing Tax Period. The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other Party shall promptly reimburse such Party for the excess amount paid by them.

Section 10.5 Tax Benefit. If the Company makes any payment on account of a Tax under Section 8.2 for any Pre-Closing Period and the payment of such Tax gives rise to a current federal, state, local or foreign Tax Benefit to Purchaser or any of its Affiliates for a Post-Closing Period, then promptly following the filing of the Tax Return (or Tax Returns) reflecting such Tax Benefit, Purchaser shall pay to the Company the amount of such Tax Benefit. The determination of any such Tax Benefit shall be made in good faith by Purchaser. For purposes of this Agreement, “Tax Benefit” shall mean the sum of the amount by which the Tax of Purchaser or its Affiliates to the appropriate taxing authority is permanently reduced (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit or otherwise) plus any interest (on an after-Tax basis) from such government or jurisdiction relating to such Tax liability.

Section 10.6 Post-Closing Access and Cooperation. Purchaser and the Sellers shall provide each other with such assistance as may be reasonably requested by Purchaser or the Sellers in connection with the preparation of any Tax Return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes. Purchaser and the Seller shall retain all Tax Returns, schedules, work papers and all material records or other documents relating to Tax matters of the Business or the Transferred Assets for the first taxable year or other taxable period ending after the Closing Date and for all prior taxable years or other taxable periods until the later of (a) seven years after the later of filing or the due date of the return or (b) the expiration of all applicable statutes of limitation, and provide the other Party, upon the reasonable request of such other Party and at the cost of the requesting Party with any record or information (including making employees available to such other Party for reasonable periods of time) which may be relevant to such Tax Return, audit, proceeding or determination.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Payment of Sales, Use or Similar Taxes. Except as otherwise provided in this Agreement, all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by Purchaser, on the one hand, and the Sellers, on the other hand.

Section 11.2 Expenses. Except as otherwise provided in this Agreement, the Sellers, on the one hand, and Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 11.3 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in respect of a breach of Section 2.1, Section 3.4, Section 6.5, Section 6.6, Section 6.8 or Section 6.9. It is accordingly agreed that the Parties shall be entitled to an injunction, specific performance or other equitable relief with respect to breaches, threatened breaches or the non-performance by the other Parties of the terms and provisions of such Sections, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.4 Further Assurances. Each Seller and Purchaser agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.5 Submission to Jurisdiction; Consent to Service of Process.

(a) Each Party hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and such Party hereby irrevocably agrees that all claims in respect of such dispute or any Legal Proceeding related thereto may be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which he, she or it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party in any Legal Proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.10.

Section 11.6 Entire Agreement; Amendments and Waivers.

(a) This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Agreement are the only remedies available to the Parties in connection with this Agreement.

(b) Each Party acknowledges and agrees that no representation, warranty, promise, inducement, understanding, covenant or agreement has been made or relied upon by it other than those expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, (i) no Party nor any of its Affiliates has made or shall be deemed to have made any representation or warranty in any presentation or written information relating to its business given or to be given in connection with the transactions contemplated by this Agreement, or in any filing made or to be made by or on behalf of such Party or any of its Affiliates with any Governmental Body, and no statement made in any such presentation or written materials, made in any such filing or contained in any such other information shall be deemed a representation or warranty hereunder or otherwise, and (ii) each of the Parties, on its own behalf and on behalf of its respective Affiliates, expressly disclaims any implied warranties, including warranties of fitness for a particular purpose and warranties of merchantability. Each Party acknowledges that each other Party, as applicable, has informed it that no Person has been authorized by such Party or any of its Affiliates to make any representation or warranty in respect of its business or in connection with this Agreement, unless in writing and contained in this Agreement.

Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to the conflicts of Law principles thereof.

Section 11.8 WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT WHICH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT, AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT, ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 11.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon (a) personal delivery, (b) transmitter’s confirmation of receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier of national reputation or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or to such other address as a Party may have specified by notice delivered as required under this provision):

If to the Company, to:

Paddock Laboratories, Inc. 3940 Quebec Avenue North Minneapolis, MN 55427 Attention: Chief Executive Officer and General Counsel Facsimile: (763) 546-4842

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019 Attention: R. King Milling, Jr. Facsimile: (212) 506-5151

If to Purchaser, to:

Perrigo Company 515 Eastern Avenue Allegan, MI 49010 Attention: Todd W. Kingma Facsimile: (269) 673-1386

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Attn: Robert G. Robison Fax: (212) 309-6001

Section 11.11 Severability. If any provision of this Agreement or portion thereof is held to be invalid or unenforceable, such provision or portion thereof shall be deemed amended as necessary to make it valid and enforceable while retaining as best as possible its original meaning and intent, and the balance of this Agreement shall remain in effect.

Section 11.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement, except as otherwise provided in this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign any of its rights (but not its obligations) to any direct or indirect subsidiary of Purchaser.

Section 11.13 Disclosure Schedules. The specific disclosures set forth in the Schedules attached hereto have been organized to correspond to certain Sections in this Agreement to which each such disclosure may relate, but each such disclosure will apply to and will be deemed to be an exception to or modification or qualification of all representations and/or warranties contained herein to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable thereto. None of the information contained in the Schedules attached hereto is intended to constitute, and it shall not be deemed to limit, alter or expand the scope or effect of any representation or warranty contained herein, except as and to the extent explicitly provided in this Agreement. The inclusion of any information in the Schedules attached hereto shall not be deemed an admission or acknowledgement that such information is material, has resulted or would result in a Material Adverse Effect, is outside the Ordinary Course of Business or is otherwise required to be disclosed.

Section 11.14 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including by electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 11.15 Guarantee.

(a) The Guarantors hereby absolutely, unconditionally and irrevocably guarantee, jointly and severally, as principal obligors, and not merely as sureties, to Purchaser and its successors and permitted assigns, all Liabilities of the Sellers to Purchaser arising out of or related to this Agreement, including the indemnification obligations of the Company pursuant to Article VIII. Each Guarantor reserves the right to assert defenses that the applicable Seller may have or have had to payment or performance of any obligations guaranteed hereunder. The foregoing obligation of the Guarantors constitutes a continuing guaranty of payment and performance, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligation of the Guarantors hereunder shall not be discharged, impaired or otherwise affected by the failure of Purchaser to assert any claim or demand against a Seller or to enforce any remedy hereunder, but shall be reduced by any amount paid by a Seller relating to an obligation guaranteed by the Guarantors hereunder.

(b) The Guarantors have the requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Guarantors of this Agreement and the consummation by the Guarantors of the transactions contemplated hereby have been duly and validly authorized by all requisite entity action on the part of the Guarantors, and no other entity proceedings or approvals on the part of the Guarantors are necessary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Guarantors and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PERRIGO COMPANY

By:	/s/ Judy L. Brown
Name: Judy L. Brown
Title: Executive Vice President & Chief Financial Officer

PADDOCK LABORATORIES, INC.

By:	/s/ Bruce Paddock
Name: Bruce Paddock
Title: Chairman

PADDOCK PROPERTIES LIMITED PARTNERSHIP

By:	/s/ Bruce Paddock
Name: Bruce Paddock
Title: Manager

Solely for purposes of Section 11.15:

BRUCE G. PADDOCK REVOCABLE TRUST U/A DATED 2/21/02

By:	/s/ Bruce Paddock
Name: Bruce Paddock
Title: Trustee

BRUCE G. PADDOCK 2001 IRREVOCABLE GRANTOR TRUST

By:	/s/ Dennis Amoth
Name: Dennis Amoth
Title: Trustee

[Signature Pages to Purchase Agreement]

KRISTINE J. PADDOCK 2002 IRREVOCABLE GRANTOR TRUST

By:	/s/ Dennis Amoth
Name: Dennis Amoth
Title: Trustee

DARALYN C. PADDOCK IRREVOCABLE QUALIFIED SUBCHAPTER S TRUST

By:	/s/ Dennis Amoth
Name: Dennis Amoth
Title: Trustee

RYAN B. PADDOCK IRREVOCABLE QUALIFIED SUBCHAPTER S TRUST

By:	/s/ Dennis Amoth
Name: Dennis Amoth
Title: Trustee

[Signature Pages to Purchase Agreement]

EXHIBIT A

Guarantors

Bruce G. Paddock Revocable Trust U/A dated 2/21/02

Bruce G. Paddock 2001 Irrevocable Grantor Trust

Kristine J. Paddock 2002 Irrevocable Grantor Trust

Daralyn C. Paddock Irrevocable Qualified Subchapter S Trust

Ryan B. Paddock Irrevocable Qualified Subchapter S Trust

EXHIBIT B

FORM OF NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is entered into on             , 2011 by and between PERRIGO COMPANY, a Michigan corporation (together with its affiliates, “Perrigo”), and Bruce Paddock (“Paddock”). Each of Perrigo and Paddock may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Perrigo has entered into that certain Purchase Agreement (the “Purchase Agreement”) with Paddock Laboratories, Inc. and Paddock Properties Limited Partnership ( the “Sellers”), pursuant to which the Sellers have agreed to sell, assign, transfer and deliver to Perrigo, and Perrigo has agreed to purchase, assume and accept, all the right, title and interest in, to and under the Transferred Assets, and Perrigo has agreed to assume all of the Transferred Liabilities (the “Acquisition”) (terms used and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement); and

WHEREAS, as a material inducement to Perrigo to consummate the Acquisition, Paddock has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of Perrigo acquiring the Transferred Assets and the receipt of consideration in connection with the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Non-Competition.

(a) Paddock shall not, directly or indirectly, own, manage, operate or otherwise engage in a Competing Business that competes with (i) the Products during the Restricted Period, and (ii) the Business during the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date.

(b) Nothing in this Agreement shall restrict or prohibit Paddock from: (i) beneficially and passively owning any stock (or other equity interest convertible into stock) of any corporation listed on a national securities exchange that invests in, manages or operates a Competing Business, in each case, provided that such stock (or stock obtained upon conversion of such other equity interests) represents less than five percent of the outstanding capital stock of such Person; (ii) acquiring (and thereafter continuing to own) all or a majority of the stock or assets of any Person that derived less than five percent of its annual consolidated revenues from a Competing Business during the calendar year immediately preceding the consummation of such acquisition; (iii) developing, manufacturing or selling active pharmaceutical ingredients primarily intended for incorporation into finished dose non-human pharmaceutical products; or (iv) owning any stock (or other equity interest convertible into stock) of, being a member of the board of directors of, or otherwise engaging in the business currently performed by, Amerilab Technologies, Inc., whose current business the Parties acknowledge is limited to the development or contract manufacturing of (v) ranitidine, (w) generic versions of Airborne®, (x) branded over-the-counter pharmaceutical products, (y) nutritional products and (z) effervescent products.

2. Non-Solicitation. During the Restricted Period, Paddock shall not directly or indirectly, solicit, influence, entice or encourage, any Continuing Employee who at such time is an employee of Perrigo, or any current customer of the Business who at such time is a customer of Perrigo, to cease or curtail his, her, or its relationship with Perrigo; provided, however, that the foregoing provision shall not preclude Paddock and his affiliates from the placement of general advertisements or the use of general search firm services that are not targeted directly or indirectly toward employees or customers of Perrigo.

3. Remedies.

(a) The Parties recognize that irreparable harm would result from any breach by Paddock of any restrictive covenant contained in this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in addition to any other remedy that may be available to Perrigo, if Paddock breaches a restrictive covenant contained in this Agreement, the parties acknowledge that injunctive relief in favor of Perrigo is proper (without the requirement of posting a bond or other security).

(b) The Parties acknowledge that the agreements herein are reasonable in all respects and necessary for the protection of Perrigo, and Paddock acknowledges that Perrigo’s willingness to enter into the Purchase Agreement is expressly conditioned on Paddock’s undertaking and complying with the agreements in this Agreement. Accordingly, Paddock shall be bound by the restrictive covenants in this Agreement to the maximum extent permitted by Law, it being the intent and spirit of the Parties that the foregoing shall be fully enforceable. In the event that any covenant contained in Sections 1 and 2 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then such adjudicating court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, service and/or other limitations, as applicable, permitted by applicable Law. The covenants contained in Sections 1 and 2 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(b) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHT WHICH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT, AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT, ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(C) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW YORK OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY LEGAL PROCEEDING RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH HE, SHE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(D) EACH OF THE PARTIES HEREBY CONSENTS TO PROCESS BEING SERVED BY ANY PARTY IN ANY LEGAL PROCEEDING BY THE MAILING OF A COPY THEREOF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.

5. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon (a) personal delivery, (b) transmitter’s confirmation of receipt of a facsimile transmission, (c) confirmed delivery by a standard overnight carrier of national reputation or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or to such other address as a Party may have specified by notice delivered as required under this provision):

If to the Perrigo, to:

      Perrigo Company

      515 Eastern Avenue

      Allegan, MI 49010

      Attention: Todd W. Kingma

      Facsimile: (269) 673-1386

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178 Attn: Robert G. Robison Fax: (212) 309-6001

If to Paddock, to:

Bruce Paddock [Address] Attention: Facsimile:

With a copy (which shall not constitute notice) to:

[Address] Attn: Fax:

6. No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies.

7. Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Perrigo or Paddock (by operation of law or otherwise) without the prior written consent of the other Party and any attempted assignment without the required consents shall be void; provided, that Perrigo may assign any of its rights (but not its obligations) to any direct or indirect subsidiary of Perrigo.

8. Entire Agreement, Amendment and Waivers. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Agreement are the only remedies available to the Parties in connection with this Agreement.

9. Severability. If any provision of this Agreement or portion thereof is held to be invalid or unenforceable, such provision or portion thereof shall be deemed amended as necessary to make it valid and enforceable while retaining as best as possible its original meaning and intent, and the balance of this Agreement shall remain in effect.

10. Counterparts; Facsimile Signatures. This Agreement may be executed and delivered in two or more counterparts (including by electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11. Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has executed this Agreement, or caused this Agreement to be executed by its duly authorized representative, as of the date first written above.

PERRIGO COMPANY

By:
Bruce Paddock		Name:
Title:

Signature Page to Non-Competition Agreement